UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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INTERACTIVE INTELLIGENCE GROUP, INC.

(Name of Registrant as Specified in its Charter)

______________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2014

To Our Shareholders:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2014 Annual Meeting of Shareholders of Interactive Intelligence Group, Inc. (“Interactive Intelligence”). The meeting will be held at our world headquarters located at 7601 Interactive Way, Indianapolis, Indiana 46278 at 1:30 p.m., Eastern Time, on May 21, 2014.

At the annual meeting, in addition to voting on the matters described in this proxy statement, we will review our 2013 business results and discuss our plans for 2014 and beyond. There will also be an opportunity to discuss matters of interest to you as a shareholder.

This year we are again providing access to our proxy materials via the Internet. On or about April 11, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date we mailed a printed copy of this proxy statement and a proxy card to our other shareholders who have requested a printed copy of our proxy materials. On the mailing date of the Notice, all shareholders of record and street name holders will have the ability to access all of the proxy materials, including this proxy statement, on a website referred to in the Notice and this proxy statement.

Regardless of the number of shares you own, it is important that your shares be represented whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet, by using a toll-free telephone number or by traditional mail. Instructions for using these convenient services appear on the Notice, the proxy card and in this proxy statement. If you received a printed copy of the proxy materials, you can vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the postage-paid envelope provided. Any shareholder attending our meeting may vote in person even if a proxy has been returned.

For additional information about Interactive Intelligence, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We hope that you will be able to attend our meeting, and we look forward to seeing you.

Sincerely,

Donald E. Brown, M.D.

Chairman of the Board

INTERACTIVE INTELLIGENCE GROUP, INC.
7601 INTERACTIVE WAY
INDIANAPOLIS, INDIANA 46278

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	1:30 p.m., Eastern Time, on Wednesday, May 21, 2014

PLACE	Interactive Intelligence Group, Inc. World Headquarters 7601 Interactive Way Indianapolis, Indiana 46278

ITEMS OF BUSINESS

1.   To elect two directors to hold office for a term of three years or until their successors are elected and have qualified;

2.   To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers;

3.   To consent to the appointment of KPMG LLP as our independent registered public accounting firm for 2014; and

4.   To transact any other business that may be properly brought before our meeting or any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record on March 31, 2014.

ANNUAL REPORT	Our 2013 Annual Report on Form 10-K, which is not a part of these proxy materials, is being made available with the accompanying proxy statement.

PROXY VOTING

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

1.   Go to www.proxyvote.com shown on the Notice of Internet Availability of Proxy Materials or your proxy card and vote via the Internet;

2.    You may vote by touchtone telephone by calling 1-800-690-6903 (this call is toll-free in the United States); or

3.    If you received a printed copy of the proxy card by mail, then MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the postage-paid envelope.

If you do attend the meeting, you may revoke your proxy and vote by ballot.

By order of the Board of Directors,

Stephen R. Head
Corporate Secretary

Indianapolis, Indiana
April 11, 2014

INTERACTIVE INTELLIGENCE GROUP, INC.

7601 INTERACTIVE WAY

INDIANAPOLIS, INDIANA 46278

__________________________________________________

PROXY STATEMENT

SOLICITATION OF PROXIES

FOR THE

2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AT 1:30 P.M. EASTERN TIME ON MAY 21, 2014

GENERAL INFORMATION

This proxy statement and accompanying proxy card are being provided to shareholders on or about April 11, 2014 in connection with the solicitation by the Board of Directors (the “Board”) of Interactive Intelligence Group, Inc. (“Interactive Intelligence,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2014 Annual Meeting of Shareholders on May 21, 2014 (the “annual meeting”).

Why did I receive a Notice of Internet Availability of Proxy Materials?

Instead of individually mailing a printed copy of the proxy materials to each shareholder, we may furnish proxy materials to our shareholders via the Internet under the e-proxy rules adopted by the Securities and Exchange Commission (the “SEC”). On or about April  11, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders as of the close of business on March 31, 2014 (the “Record Date”), and we mailed a printed copy of the proxy materials to our other shareholders who have requested a printed copy of our proxy materials. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request such a copy in the manner described in the Notice. The Notice also instructs you as to how you may access and review this proxy statement and our 2013 Annual Report on Form 10-K for the year ended December 31, 2013, which is our 2013 Annual Report to Shareholders, and how you may submit your proxy to vote at the annual meeting.

This proxy statement, the form of the proxy card and voting instructions are being made available to our shareholders on or about April 11, 2014 at www.proxyvote.com . Our 2013 Annual Report on Form 10-K is being made available at the same time and by the same method. The 2013 Annual Report on Form 10-K is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

What is a proxy and how do I vote by proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. If you are a shareholder of record, we encourage you to vote via the Internet or by telephone. Internet voting information is provided on the Notice and the proxy card. You may vote by touchtone telephone by calling 1-800-690-6903. You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting via the Internet or by telephone. These methods are convenient and save us significant postage and processing expense. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

If you are a shareholder of record and you received a printed copy of the proxy materials, you may vote by marking your proxy card, dating and signing it, and mailing it in the postage-paid envelope. The shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board on that proposal.

If you are a “street name” holder, you must provide instructions on voting to your broker, bank, trust or other nominee holder.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our independent transfer agent and registrar, Computershare Trust Company, NA, you are a “shareholder of record”. If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, such as Broadridge Financial Solutions, Inc. (“Broadridge”), you are a “street name” holder.

How many proxy cards will I receive?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts and custodial accounts) or in multiple accounts. If your shares are held in “street name”, you will receive your proxy card or other voting information from your broker, bank, trust or other nominee, and you will return your proxy card or cards to such broker, bank, trust or other nominee. You should complete and sign each proxy card you receive.

VOTING INFORMATION

Who is qualified to vote?

You are qualified to receive notice of and to vote at our annual meeting if you own shares of our common stock at the close of business on the Record Date for our annual meeting. At the close of business on the Record Date, there were 20,802,915 shares of our common stock issued and outstanding. Each shareholder will have one (l) vote for each share held including shares:

•	held directly in your name as the shareholder of record;
•	held in “street name” in an account with a broker, bank, trust or other nominee; and
•	attributed to your account in the Interactive Intelligence Group, Inc. 401(k) Savings Plan (the “401(k) Plan”).

Is there a list of shareholders entitled to vote at the annual meeting?

A list of shareholders entitled to vote at our annual meeting will be available for inspection for a purpose germane to our annual meeting by any shareholder during usual business hours at our world headquarters during the ten days prior to our meeting date.

How do I use my shares to cast a vote?

Depending on whether you hold your shares directly as a “shareholder of record” or you hold your shares as a “street name” holder, there are several methods you can choose from to cast your vote.

If you are a “shareholder of record”, you can vote your proxy in any one of these methods:

1.	Go to www.proxyvote.com shown on the Notice or your proxy card and vote via the Internet;
2.	You may vote by touchtone telephone by calling 1-800-690-6903 (this call is toll-free in the United States); or
3.	If you received a printed copy of the proxy card by mail, then mark, sign, date and promptly return your proxy card in the postage-paid envelope.

You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting via the Internet or by telephone. Therefore, please follow the specific instructions set forth on the Notice, proxy card or voting instruction card. For security purposes, our electronic voting system has been designed to authenticate your identity as a shareholder of our common stock. If you vote your proxy via the Internet or by telephone, you do not need to return a proxy card.

If you hold your shares as a “street name” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

How do I vote my shares in the 401(k) Plan?

If you participate in the 401(k) Plan you may give voting instructions to Merrill Lynch Retirement Group, the plan Trustee, as to the number of shares of our common stock credited to your 401(k) Plan account as of the most recent valuation date coincident with or preceding the Record Date. The Trustee will vote your shares in accordance with your instructions received by May 19, 2014 at 11:59 p.m. Eastern Time. You may also revoke previously given voting instructions by May 19, 2014 at 11:59 p.m. Eastern Time, by delivering a new proxy via the Internet, by telephone or by mail. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares credited to your account as directed by the Investment Committee of the 401(k) Plan. The Investment Committee intends to direct the Trustee to vote such shares “FOR” each of the director nominees and “FOR” each of Proposals 2 and  3.

Can I vote my shares in person at the annual meeting?

If you decide to join us in person at our annual meeting and you are a “shareholder of record”, you may vote your shares in person at the meeting. If you hold your shares as a “street name” holder, you must obtain a proxy from your broker, bank, trust or other nominee, giving you the right to vote the shares at the meeting.

Can I change my vote after I have submitted a proxy?

Shareholders who submit a proxy retain the right to revoke it at any time before it is voted by (1) attending our annual meeting and voting in person, (2) notifying our Corporate Secretary in writing of such revocation prior to our annual meeting or (3) delivering a new proxy via the Internet, by telephone or by mail. If you submit more than one proxy, the proxy having the latest date will revoke any earlier proxy.

What constitutes a quorum and why is it required?

The holders of a majority of our shares of common stock issued and outstanding and entitled to vote, present in person, or represented by proxy, shall constitute a quorum at our annual meeting. A quorum is required in order for our shareholders to conduct business at our annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Our Board recommends a vote “FOR”  the election of each of the director nominees, “FOR”  the approval by our shareholders, in an advisory (non-binding) vote, of the compensation paid to our named executive officers and “FOR”  the consent by our shareholders to the appointment of our independent registered public accounting firm for 2014.

How would my shares be voted if I do not specify how I would prefer them to be voted?

If no choice is specified, your proxy will be voted “FOR”  the election of each of the director nominees, “FOR”  the approval by our shareholders, in an advisory (non-binding) vote, of the compensation paid to our named executive officers and “FOR”  the consent by our shareholders to the appointment of our independent registered public accounting firm for 2014. A proxy or proxy card may indicate that all or a portion of the shares represented by such proxy or proxy card are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals (for example, the election of directors and the vote on compensation paid to our named executive officers) in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and not entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.

What vote is required to approve a proposal? Also, how are abstentions and broker non-votes treated?

Election of Director Nominees. The election of the director nominees will be determined by a plurality of the shares voting on such election. Plurality voting means that the two candidates who receive the highest number of “FOR”  votes are elected, irrespective of the number of “FOR”  votes received and even if the votes are less than a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Approval of the Compensation Paid to our Named Executive Officers. To be approved, more shares must be voted “FOR”  this proposal than “AGAINST”. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As this is an advisory vote, this proposal will not be binding upon us or our Board of Directors or our Compensation and Stock Option Committee.

Consent to the Appointment of the Independent Registered Public Accounting Firm. The consent by our shareholders to the appointment of the independent registered public accounting firm will be approved if more shares are voted “FOR”  the proposal than “AGAINST”. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Who will pay for the cost of this proxy solicitation?

This solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by our officers, directors and regular employees personally, by telephone, by facsimile or by other electronic communication. We do not presently anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that we may pay persons holding shares in their name, or of their nominees, for the expense of sending proxies or proxy cards and proxy material to principals. The entire cost of solicitation will be borne by us.

Who will count the votes?

At our annual meeting, votes will be counted by an election inspector from Broadridge. Such representative will be present at the annual meeting to process the votes cast by our shareholders, make a report of inspection, count the votes cast by our shareholders and certify as to the number of votes cast on each proposal.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at our annual meeting and publish final results on a Form 8-K filed with the SEC within four business days after the annual meeting.

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a shareholder proposal to be included in next year’s proxy statement, you must comply with our advance notice requirements set forth in our By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2015 Annual Meeting of Shareholders ”.

What if I want to receive a printed copy of the 2013 Annual Report on Form 10-K and this proxy statement?

If you received a Notice, you may request a printed copy of the 2013 Annual Report on Form 10-K and proxy statement by any of the following methods: via the Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. Our shareholders may also request an Information Packet without charge, which includes our 2013 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders) and proxy statement. Please visit our Investor Relations page located on our website at http://investors.inin.com and click on the “Contact Us” link. You will be asked to provide general contact information before continuing. Or you may call 317- 872-3000 and press option “4” to speak with an investor relations representative.

If you have any further questions about voting your shares or attending our annual meeting, please contact our Investor Relations Team via email at investor.relations@inin.com or by telephone at 317-872-3000 and press option “4”.

ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

Our Board currently consists of six directors divided into three classes, with the term of one class of directors expiring each year, pursuant to our By-Laws, as currently in effect. Generally, each director serves until the annual meeting held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

The terms of Dr. Donald E. Brown and Richard A. Reck, two of our six directors, will expire at this annual meeting. Our Board has nominated each of these individuals, upon recommendation of our Nominating and Corporate Governance Committee, to be elected at this annual meeting for a term of three years to expire at our 2017 Annual Meeting of Shareholders or until his successor is elected and has qualified.

Unless proxy cards are otherwise marked, the persons named as proxies will vote the shares represented by all executed proxy cards which are received “FOR”  the election of each of our director nominees.

Our Board has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in such event, and/or if any other unforeseen contingencies should arise, it is the intention of the persons named as proxies to vote for other nominees selected by our Nominating and Corporate Governance Committee in accordance with their best judgment.

The following descriptions set forth certain information about each director, including each person’s business experience for at least the past five years as well as a summary description of the experiences, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to the conclusion that each such person should serve as our director. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee were as of March 31, 2014.

Nominees for Term to Expire in 2017

DONALD E. BROWN, M.D.; Director since 1994; Age 58; Indianapolis, Indiana. Dr. Brown co-founded Interactive Intelligence in October 1994 and has served as our Chief Executive Officer since April 1995 and President since inception. This is the third software company founded by Dr. Brown. Dr. Brown has been a director since our inception and also serves as our Chairman of the Board, a position he has held since 1998. In March 1988, Dr. Brown co-founded Software Artistry, Inc. (“Software Artistry”), a developer of customer support software that became a public company in March 1995 and was subsequently acquired by International Business Machines Corporation (“IBM”) in January 1998. At Software Artistry, Dr. Brown served as Chief Executive Officer and director from inception through September 1994. Dr. Brown’s first software company was acquired by Electronic Data Systems, Inc. in September 1987. Dr. Brown graduated from the Indiana University School of Medicine. He also holds two additional degrees from Indiana University, an M.S. in computer science and a B.S. in physics.

Dr. Brown has almost 20 years of leadership experience with the company since he co-founded it in 1994. Prior to that, Dr. Brown gained executive and leadership experience at the two other technology companies that he founded. As a result, he has an extensive understanding of the research and development, sales and marketing, strategy and operations of our company as well as significant knowledge of our industry.

RICHARD A. RECK; Director since 2005; Age 64; Hinsdale, Illinois. Mr. Reck is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy that focuses on serving technology, services and entertainment companies. Mr. Reck was a partner with KPMG LLP from 1973 through his retirement in 2002 and served as the National Director of the software and services practice of KPMG. Mr. Reck also serves as a director and as a member of the audit committee, compensation committee, and as chairman of the nominating and corporate governance committee of Merge Healthcare, Inc., a public healthcare software and information company, and as a director and chairman of the audit committee of Advanced Life Sciences Holdings, Inc., a public biopharmaceutical company which has been inactive since 2011. Additionally, Mr. Reck serves on the board of directors of SilkRoad, Inc., a private human resources cloud-based software company, and as a member of the board of advisors of Ultra Corporation, a private information technology services company. Mr. Reck received a Bachelor of Arts degree in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

Mr. Reck has many years of experience as an audit partner at KPMG LLP with extensive financial accounting knowledge and leadership experience that is critical to our Board and, more specifically, our Audit Committee. Mr. Reck has been deemed an audit committee financial expert by our Board based on his experience in the accounting industry. In addition to Mr. Reck’s accounting experience, he also has an extensive knowledge of the technology industry, which allows him to understand and provide guidance to our business.

The Board recommends a vote “FOR” the nominees listed above.

Directors Whose Present Terms Expire in 2015

EDWARD L. HAMBURG, Ph.D.; Director since 2004; Age 62; Chicago, Illinois. Dr. Hamburg is the former Executive Vice President of Corporate Operations and Chief Financial Officer of SPSS Inc. (“SPSS”), a multinational computer software firm that provides predictive analytical technology and services. He held this position from 1992 to 2004 after heading business development for SPSS from 1986 to 1992. Dr. Hamburg held an advisory position with SPSS from 2004 through December 31, 2008. SPSS was acquired by IBM in 2009. Dr. Hamburg is an Advisory Partner with Morgan Stanley Expansion Capital; he was a venture partner with Morgan Stanley Private Equity from 2005 until 2011. He also currently serves as a director and audit committee chair of ThruPoint, Inc., a provider of information technology consulting services and communications software, and DocuWare GmbH, a provider of software and services for electronic content management. He is also a director at Core Security Technologies, which provides software solutions for security testing and measurement, and the American Institutes for Research, a not-for-profit behavioral and social science research organization. He previously served as a director and audit committee chair of Sendmail, Inc., a provider of software for electronic messaging (acquired by ProofPoint in 2013), Interlink Electronics, Inc., a developer of electronic component technologies from 2006 until 2010, Perceptive Software, a provider of technology and services for electronic content management (acquired by Lexmark in 2010), and HyPerformix, Inc., a provider of software and services for computer capacity planning (acquired by CA Technologies in 2010). Dr. Hamburg received a Ph.D. from the University of Chicago and both his M.A. and B.A. from the University of Maryland at College Park.

Dr. Hamburg’s more than 30 years of experience as both a software company operating executive and as a member of the board of directors at various technology companies has provided him with distinctive leadership skills as well as abilities to analyze and address a wide range of issues essential to our business and industry. He has particular expertise in mergers and acquisitions, strategic planning, international operations and overall business infrastructure management. Dr. Hamburg is chair of our Audit Committee and has been deemed an audit committee financial expert by our Board based on his experience as a senior financial executive and service on the audit committees of other companies.

RICHARD G. HALPERIN; Director since 2009; Age 65; Jupiter, Florida. Mr. Halperin served as the chief executive officer of Coherent Networks International Inc., a software company specializing in the utility and telecom industries, until 1999. Prior to that, Mr. Halperin served as chief executive officer of JBA International, a unit of JBA Holdings, a global ERP software company based in the United Kingdom, from 1991 to 1998; vice president of sales and services for System Software Associates, a provider of extended enterprise solutions and services (“SSA”), from 1985 to 1989; and area director responsible for sales, support and administrative operations of Wang Laboratories, a provider of computer-based office information processing systems, from 1983 to 1985. Prior to that, Mr. Halperin spent nine years at IBM in various marketing and management positions. Mr. Halperin previously served on the board of directors of several private companies and one public company, including Story, Inc., JBA International, Advanced Graphical Applications, Airborne Control Technologies, Made2Manage Systems, Inc., Coherent Networks International, Epigragh and multiple SSA affiliates. Mr. Halperin graduated from Northwestern University with a B.S. degree in business administration.

Mr. Halperin has over 30 years of sales, marketing and management experience working with technology companies, which allows him to provide advice and guidance on our sales initiatives, particularly related to expanding our channel sales. Mr. Halperin also has considerable board of director experience through which he has gained an in-depth knowledge of the technology industry and strong leadership and decision-making skills.

Directors Whose Present Terms Expire in 2016

MARK E. HILL; Director since 2004; Age 57; Carmel, Indiana. Mr. Hill is Managing Partner of Collina Ventures, LLC, a private investment company focusing on technology companies (“Collina”). In 1983, Mr. Hill co-founded Baker Hill Corporation, which served the banking industry with software and services that delivered business process needs. In 2005, Baker Hill was acquired by Experian, a global information solutions company. Mr. Hill oversaw the transition through 2006. Mr. Hill is an investor, board member and advisor to numerous software and technology companies. Mr. Hill is an adjunct professor at the Indiana University School of Informatics. Mr. Hill started his career at IBM and holds a B.B.A. from the University of Notre Dame and an M.B.A. from the Indiana University Kelley School of Business.

Mr. Hill provides valuable insight to our Board of Directors resulting from more than 30 years of experience in the software and technology industry and his experience as a co-founder of a company that provided technological solutions for business needs. Mr. Hill’s current position as managing partner of an investment company that focuses primarily on technology companies provides him with current industry knowledge that, together with his previous hands-on technology experience, allows him to understand our business and provide useful guidance and advice to management.

MICHAEL C. HEIM; Director since 2007; Age 59; Zionsville, Indiana. Mr. Heim is the Corporate Vice President and Global Chief Information Officer of Whirlpool Corporation (“Whirlpool”), a position he has held since May 2012. Prior to May 2012, Mr. Heim served as the Senior Vice President, Information Technology and Chief Information Officer of Eli Lilly and Company (“Lilly”), a position he held from August 2009 to February 2012. Prior to August 2009, Mr. Heim served as Vice President, Information Technology and Chief Information Officer at Lilly since January 2004. From November 1999 until January 2004, Mr. Heim was the chief technology officer with accountability for enterprise architecture and data strategy, the global implementation of SAP, and global financial and human resources information technology solutions at Lilly. Mr. Heim joined Lilly in 1979 and served in numerous roles including information technology, internal audit, engineering and the corporation’s operations committee. Mr. Heim served on a number of executive councils while at Lilly, including the Microsoft Pharmaceutical Advisory Council and the SAP Life Sciences Executive Council. A native of Cincinnati, Ohio, Mr. Heim received a B.A. degree in business administration from Marian College and an M.B.A. from Bowling Green State University.

Mr. Heim held multiple executive technology related positions with Lilly over the last 30 years and has served on several executive councils. Through these positions and his current position with Whirlpool, Mr. Heim has developed a strong knowledge base of the technology industry that enables him to understand, analyze and provide guidance on our business and industry. In addition, through his work in the technology group of two large companies, Mr. Heim provides us insight into the technology decision-making process at large companies that we target to license our software.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision-making both at the Board and management level, with a view toward enhancing shareholder value over the long term. These Guidelines are in addition to, and are not intended to change or interpret, any federal or state law or regulation, including the Indiana Business Corporation Law, or our Articles of Incorporation or By-Laws, as currently in effect. The Guidelines are reviewed periodically and updated as necessary by our Board based upon recommendations from our Nominating and Corporate Governance Committee to reflect changes in regulatory requirements and Board oversight practices. The Guidelines comply with requirements contained in the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) (the exchange on which our equity securities are registered) and otherwise enhance our corporate governance policies. We will provide to any person, without charge, a copy of these Guidelines, upon request to our Corporate Secretary at our world headquarters. These Guidelines are also available on our website at http://investors.inin.com under “Corporate Governance”.  We intend to disclose any amendments or updates to these Guidelines by posting such amendments or updates on our website.

Director Independence and Board Meetings

Our Board has determined that Dr. Hamburg and Messrs. Halperin, Heim, Hill and Reck are “independent directors”, as defined by the NASDAQ listing standards and the director independence rules of the SEC. Our Board has determined that each of Dr. Hamburg and Messrs. Halperin, Heim, Hill and Reck has no material direct or indirect relationship with us that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director on our Board.

Our Board holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the Board meeting so that the evening prior to the Board meeting and the day of the Board meeting can be devoted to presentations and discussions between the Board and senior management about our short and long-term strategies. In addition to the quarterly meetings, special meetings may be scheduled at our Board’s discretion. During 2013, our Board held five meetings and each of our directors attended or participated in 100% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which each such director served.

We have a policy that states that all directors properly nominated for election are expected to attend our annual meetings. All of our directors attended our 2013 Annual Meeting of Shareholders in person.

Leadership

The Chairman of our Board, Dr. Brown, is also our President and Chief Executive Officer. Our Guidelines provide that the Board should be free to choose its Chairman as it deems best for the company at that point in time, based on the recommendation of the Nominating and Corporate Governance Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

To promote independent Board leadership, as Dr. Brown is our Chairman and our President and Chief Executive Officer, our Board has appointed, and annually will appoint, a lead director from among the independent directors. Mr. Hill was reappointed to the independent lead director position in 2013 and is continuing to serve in that role in 2014. The lead director’s responsibilities include:

•	monitoring the agendas of the Board meetings;
•	monitoring the agendas of and leading independent director meetings; and
•	temporarily taking over the Chairman/Chief Executive Officer position if the current Chairman/Chief Executive Officer is unable to perform his duties.

Dr. Brown is responsible for the day-to-day operations of our company, communicating with our constituents and implementing our strategy and other decisions of the Board. Because these items get significant focus at Board meetings, the Nominating and Corporate Governance Committee and the full Board of Directors believe that it is appropriate to have our Chief Executive Officer and President act as the Chairman of the Board. The Board of Directors also recognizes the important leadership roles played by our lead director and the chairman of each of the committees of the Board. Finally, we believe that the current leadership structure supports the Board’s role in risk oversight by combining the operational experience of a member of management with the oversight focus of an independent member of the Board. The Board evaluates its leadership structure from time to time and may change it as circumstances warrant.

Role in Risk Oversight

Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting, information technology and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, Vice President of Finance, external auditors and other management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies for information and financial systems. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each other director, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items. In addition to the responsibilities delegated to the Audit Committee, the Board delegates to the Board committees the responsibility for assisting in the oversight of categories of risk within their areas of responsibility. See “Executive Compensation and Related Information — Compensation Related Risk Assessment” in this proxy statement for a description of the Compensation and Stock Option Committee’s role in overseeing compensation-related risks.

Board and Committee Membership

The responsibility for good corporate governance rests with our Board, whose primary role is providing oversight, counseling and direction in the best long-term interests of us and our shareholders. Our Board has three standing committees: the Audit Committee; the Compensation and Stock Option Committee; and the Nominating and Corporate Governance Committee (together, our “Standing Committees”). Each Standing Committee is described below. The following table sets forth the current membership information for each of our Standing Committees:

STANDING COMMITTEES OF THE BOARD
Director	Board of Directors	Audit Committee	Compensation and Stock Option Committee	Nominating and Corporate Governance Committee
Donald E. Brown, M.D. (1)	Chair

Richard G. Halperin	X		X

Edward L. Hamburg, Ph.D.	X	Chair		X

Michael C. Heim	X	X		X

Mark E. Hill	X		Chair	Chair

Richard A. Reck	X	X	X

2013 Total Meetings Held	5	13	4	2

_________________________

(1)

Dr. Brown is our President and Chief Executive Officer and is the only employee that serves on our Board. Dr. Brown sometimes attends Standing Committee meetings as a member of management, except certain meetings where management is excluded.

Standing Committees of the Board

Audit Committee

Our Audit Committee operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”.  Our Audit Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Our Board established our Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the primary purpose of overseeing our accounting and financial reporting processes and audits of our annual financial statements and internal control over financial reporting by our independent registered public accounting firm.

Among its current primary functions, our Audit Committee has the sole authority to perform the following:

•	retain and terminate our independent registered public accounting firm;
•	approve compensation and provide oversight of the work of our independent registered public accounting firm;
•	evaluate the qualifications, performance and independence of our independent registered public accounting firm;
•

pre-approve all auditing services and permitted non-audit services, including the fees and terms for such services (subject to the de minimis exception for non-audit services that are approved by our Audit Committee prior to completion of the audit) provided by our independent registered public accounting firm;

•	review and discuss with our management and our independent registered public accounting firm our annual and quarterly financial statements;
•

discuss with our management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations and the adequacy of our internal control over financial reporting; and

•	review and approve all related person transactions.

All members of our Audit Committee have been and currently are “independent” as such term is defined for audit committee members under the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. Our Board has determined that Dr. Hamburg and Mr. Reck meet the definition of an “audit committee financial expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Compensation and Stock Option Committee

Our Compensation and Stock Option Committee (our “Compensation Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Compensation Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Among its current primary functions, our Compensation Committee reviews and determines the annual compensation of our non-employee directors; the annual base salaries, performance-based cash incentive awards and other incentive compensation of our executive officers; administers our equity awards plans in which directors, executive officers and other key employees participate; and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. For a description of the role of management and our compensation consultant in setting compensation, see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation”.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee have been and currently are “independent” directors, as such term is defined for compensation committee members under the NASDAQ listing standards and Rule 10C-1 of the Exchange Act, and no member is or was our employee. In addition, no member of our Compensation Committee had any relationship requiring disclosure under “Certain Relationships and Related Person Transactions”. During 2013, none of our executive officers served on the compensation committee or board of directors of another entity.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (our “Nominating Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Nominating Committee assists our Board in (i) identifying individuals qualified to become Board members, (ii) developing our Guidelines, (iii) advising our Board in the annual review of our Board’s performance and (iv) recommending directors for each Standing Committee. The members of our Nominating Committee have been and currently are “independent”, as defined under the NASDAQ listing standards.

Our Nominating Committee considers candidates for membership on our Board who are recommended by shareholders and/or fellow Board members. A shareholder who wishes to recommend a director candidate for consideration by our Nominating Committee should send such recommendation to our Corporate Secretary addressed to: Interactive Intelligence Group, Inc. Nominating Committee, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to forward such shareholder director candidate recommendations to our Nominating Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and the addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to our Nominating Committee as a nominee, must comply with our advance notice requirements set forth in our By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2015 Annual Meeting of Shareholders”.

In the process of recommending individuals to become Board members, the Nominating Committee identifies any specific needs in terms of industry or professional background and determines independence standards for nominees. Our entire Board nominates members for election to our Board. Nominees for director are selected on the basis of board experience, judgment, integrity, ability to make independent inquiries, understanding our business and environment and willingness to devote adequate time to Board duties. In identifying potential director nominees, our Nominating Committee, in accordance with our Guidelines, also takes into account geographic, occupational, gender, race and age diversity. The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Our Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from our Nominating Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

Shareholder Communications

Our Board has a process whereby our shareholders may send communications to our Board’s attention. Any shareholder desiring to communicate with our Board, or one or more specific members thereof, should communicate in a writing addressed to Interactive Intelligence Group, Inc., Board of Directors, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to promptly forward all such communications to the specified addressees.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (our “Ethics Code”) that applies to all of our directors, officers and employees. We will provide to any person a copy of our Ethics Code, free of charge, upon request to our Corporate Secretary at our world headquarters. Our Ethics Code is available on our website at http://investors.inin.com under “Corporate Governance”.  We intend to disclose any amendments or updates to our Ethics Code by posting such amendments or updates on our website. In addition, any waivers of our Ethics Code for our directors or executive officers will be posted on our website under “Corporate Governance”. There were no waivers of our Ethics Code by any of our executive officers or directors during 2013.

DIRECTOR COMPENSATION AND BENEFITS

Only non-employee directors receive compensation for their services as directors. Our compensation package for non-employee members of our Board is comprised of cash (annual retainers and committee meeting fees) and stock option grants. Directors are also entitled to reimbursement of expenses incurred in connection with attendance at Board and/or committee meetings. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Compensation Committee generally reviews our non-employee director compensation program on an annual basis. Actual annual pay varies among directors based on committee memberships, committee chair responsibilities and meeting attendance.

Members of our Board are eligible to receive automatic stock option grants under the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as assigned and assumed (the “2006 Plan”). Under our 2006 Plan, the exercise price for option grants is equal to the closing price of our common stock, as reported by the NASDAQ Global Select Market, on the business day immediately preceding the date of grant and the term of the options is six years. For most options granted to our directors prior to 2005, the term of each option was ten years from the date of grant. Commencing in May 2009, we began granting our non-employee directors options annually that vest one year after the grant date. Previously, our non-employee directors were granted options that vested over four years. The fair value of these option grants is determined on the date of the grant.

Our Board also has the full and complete authority and discretion, except as limited by our 2006 Plan, to grant additional options to eligible directors from time to time and to provide the terms and conditions (which need not be identical among eligible directors), including without limitation the vesting provisions, thereof. Any option grants previously awarded under the Interactive Intelligence Group, Inc. Amended Outside Directors Stock Option Plan, as assigned and assumed (the “Directors Plan”), but not yet forfeited, cancelled, terminated, exercised or expired, remain subject to their original terms, which are generally not different from the terms upon which annual option grants for directors are granted under our 2006 Plan, except as described above.

Director Compensation Arrangements

On the date of the annual meeting of shareholders, each eligible non-employee director is granted an annual stock option to purchase 8,000 shares of our common stock. For any newly elected non-employee director, our Compensation Committee may approve an option award to such director to purchase an aggregate of 20,000 shares of our common stock upon joining our Board. These options have terms in accordance with our 2006 Plan, generally vest over one year (for annual non-employee director grants) and four years (for new non-employee director grants) and expire six years from the anniversary date of the grant.

In 2013, each of our non-employee directors was entitled to receive the following compensation:

Type of Compensation	Amount
Cash Retainers (1):
Annual Cash Retainer	$32,000
Annual Cash Retainer for Committee Chair:
Audit Committee	$15,000
Compensation and Nominating Committees	$5,000
Annual Cash Retainer for Audit Committee Members	$5,000

Committee Attendance Fee (per meeting attended that was not held in conjunction with a meeting of our full Board) (2):
In person	$1,500
By teleconference	$750

Stock Options:
Annual Stock Option Retainer (3)	8,000 shares
Stock Option Grant for Newly Elected Directors	20,000 shares

________________________

(1)	All annual cash retainers were paid in advance at the beginning of each quarter in equal installments in preparation for Board and/or committee meetings to be held during each quarter.
(2)	All attendance fees were paid in arrears.
(3)

Represents an annual stock option to purchase shares of our common stock, which will be granted at each annual meeting of shareholders. These options were granted to all of our non-employee directors on May 22, 2013, the date of our 2013 Annual Meeting of Shareholders, in accordance with the terms of our 2006 Plan.

Director Compensation in 2013

The following table sets forth information regarding the compensation that each non-employee director earned during 2013.  Dr. Brown did not earn any additional compensation for serving on our Board in 2013.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total Compensation
Richard G. Halperin	$32,000	$144,181	$176,181
Edward L. Hamburg, Ph.D.	53,750	144,181	197,931
Michael C. Heim	43,750	144,181	187,931
Mark E. Hill	42,000	144,181	186,181
Richard A. Reck	43,750	144,181	187,931

_________________________

(1)

The amounts in this column include the annual Board retainer, annual committee chairman retainer, annual Audit Committee retainer and the amounts earned by each director for attending committee meetings that were not held in conjunction with a meeting of our full Board in person and/or by teleconference.

(2)

The amounts in this column represent the grant date fair value of the stock options granted to each non-employee director during the year ended December 31, 2013 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation–Stock Compensation (“FASB ASC 718”) (except that the estimated forfeitures related to service-based vesting conditions were disregarded). For valuation assumptions used to determine these amounts, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. Our non-employee directors had the following shares of our common stock underlying stock options (both vested and unvested) outstanding as of December 31, 2013: Mr. Halperin: 39,000 shares; Dr. Hamburg: 68,000 shares; Mr. Heim: 40,000 shares; Mr. Hill: 48,000 shares; and Mr. Reck: 48,000 shares.

Non-Employee Director Change-of-Control Agreements

On June 7, 2007, we entered into a Non-Employee Director Change-of-Control Agreement (each, a “Director Change-of-Control Agreement”) with each of Dr. Hamburg and Messrs. Hill and Reck. In addition, on May 29, 2008 and March 29, 2010, we entered into a Director Change-of-Control Agreement with Mr. Heim and Mr. Halperin, respectively. Each of these Director Change-of-Control Agreements was assumed by Interactive Intelligence Group, Inc. as of July 1, 2011. Under the terms of each Director Change-of-Control Agreement, in the event the service on our Board of Directors is terminated for any reason following an event where a “Change-of-Control” has occurred (as defined under “Executive Compensation and Related Information — Employment Agreements and Post-Termination and Change-of-Control Arrangements”), any and all outstanding stock options granted under our 2006 Plan will vest on an accelerated pro-rata monthly basis, including full credit for partial months elapsed. In addition, with respect to stock option vesting, each director will be credited with one additional month of service for each month of service completed, up to a maximum of 24 additional months of service credit.

Director Stock Ownership Guidelines

In November 2011, the Board of Directors, upon recommendation of the Compensation Committee, approved stock ownership guidelines for each member of the Board. In accordance with these guidelines, each current member of the Board must own at least 6,000 shares of our common stock by no later than November 17, 2016. Each new member of the Board of Directors will have five years from the date of appointment or election to the Board to acquire ownership of at least 6,000 shares of our common stock. These shares must be maintained during the time the individual serves as a member of the Board.

OUR EXECUTIVE OFFICERS

The following table sets forth information, as of March 31, 2014, about our executive officers followed by their biographies:

Name	Age	Position
Donald E. Brown, M.D.	58	Chairman of the Board, President and Chief Executive Officer
Stephen R. Head	60	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary and Treasurer
Gary R. Blough	58	Chief International Officer, Senior Vice President, International Sales
Thomas J. Fisher	40	Chief Services Officer, Senior Vice President, Services
Joseph A. Staples	54	Chief Marketing Officer, Senior Vice President, Marketing
Paul F. Weber	52	Chief Business Officer, Senior Vice President, North American Sales

Donald E. Brown, M.D.’s biographical information is contained under “Election of Directors (Item 1 on Proxy Card) —  Nominees for Term to Expire in 2017”.

Stephen R. Head has served as our Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary and Treasurer since January 2011; Chief Financial Officer, Vice President of Finance, Secretary and Treasurer since joining us in November 2003; and our Vice President of Finance and Administration since February 2004. Mr. Head previously served as Chief Financial Officer of Gilian Technologies Ltd., a Web security applications developer. Prior to Gilian Technologies, Mr. Head was Senior Vice President, Finance and Administration at planetU, Inc., an e-commerce company serving the consumer packaged goods industry, which was acquired by Transora in December 2000. Other financial roles Mr. Head has held in the software industry include Vice President, Finance and Administration and Chief Financial Officer at Made2Manage Systems, Inc., and Vice President, Finance and Chief Financial Officer of Software Artistry, Inc. Mr. Head began his career in public accounting at KPMG LLP. He has also served in positions in private industry. Mr. Head is a graduate of Indiana University, where he received both an M.B.A. and B.S. in Business with a concentration in Accounting.

Gary R. Blough has served as our Chief International Officer and Senior Vice President, International Sales since January 2014.  Prior to that, Mr. Blough served as our Executive Vice President, Worldwide Sales from July 2004 to December 2013. Mr. Blough served as our Vice President of Sales for Europe, the Middle East and Africa from January 2002 to July 2004 and previously served as our Area Director and Vice President of Sales for Western U.S. and Latin America since joining us in February 1997. Prior to joining us, Mr. Blough held various sales positions at Software Artistry, Inc., including Director of Western Region Sales and was Director of Sales for On-Line Software, a developer of programmer productivity tools. Mr. Blough has a B.S. degree in Marketing from Virginia Polytechnic Institute and State University.

Thomas J. Fisher has served as our Chief Services Officer and Senior Vice President, Services since January 2014 and also previously held other roles including Vice President of Global Sales Operations from May 2012 until January 2014, Senior Director of Solutions Engineering from January 2011 until May 2012, and Director of Systems Engineering from January 2005 to January 2011.  Prior to joining us in March 2001, Mr. Fisher was part of the professional services team at Cisco Systems, Inc. (“Cisco”), a computer networking company, where he designed and deployed contact center solutions for commercial and government accounts. Prior to his role at Cisco, Mr. Fisher worked at Andersen Consulting (Accenture) designing and deploying contact center solutions for the global financial services sector. Mr. Fisher holds Bachelor of Science degrees from Ohio University in Biology and Communications Systems Management, with a minor in Business Administration.

Joseph A. Staples has served as our Chief Marketing Officer and Senior Vice President, Marketing since January 2009 and previously was our Senior Vice President, Worldwide Marketing since joining us in January 2005. Prior to joining us, Mr. Staples was the principal of FirstLight Marketing, a marketing services company. Prior to that, Mr. Staples was Executive Vice President of Corporate Marketing at Captaris, Inc., a provider of business communication solutions. Previously, Mr. Staples was the Vice President of Marketing for Callware Technologies, Inc., a provider of unified messaging software. Prior to that, Mr. Staples held management positions over a twelve year period of time at Novell, Inc. and Wicat Systems. Mr. Staples is an alumnus of Brigham Young University  and earned a bachelor’s degree in business administration from the University of Phoenix with an emphasis in Marketing.

Paul F. Weber has served as our Chief Business Officer and Senior Vice President, North American Sales since January 2014, our Vice President, North American Sales from January 2002 until January 2014 and previously was our Area Director of Sales since joining us in March 1997. Prior to joining us, Mr. Weber spent five years with Software Artistry, Inc. selling within the customer relationship management (CRM) industry. Mr. Weber started his career with Automatic Data Processing (ADP), where he sold data processing services for payroll and tax processing. Mr. Weber holds a Bachelor of Science degree in business administration from Missouri State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2014, information about the beneficial ownership of our common stock by 5% or greater beneficial owners and ownership of management, including each of our incumbent directors and director nominees, our named executive officers and all executive officers and directors as a group. Except as otherwise indicated below, the individual or entity owns such common stock directly with sole investment and sole voting power. For each of our named executive officers and directors, the following table also includes options to purchase shares of our common stock and restricted stock units (“RSUs”) that are exercisable on or within 60 days after March 31, 2014.

5% or Greater Beneficial Owners:
Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock Inc.
40 East 52nd Street
New York, NY 10022 (1)	1,368,017	6.8%

RBC Global Asset Management (U.S.) Inc.
100 South Fifth Street, Suite 2300
Minneapolis, MN 55402 (2)	1,265,657	6.4%

Brown Advisory Incorporated
901 South Bond Street, Suite 400
Baltimore, MD 21231 (3)	1,222,890	6.1%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355 (4)	1,071,239	5.4%

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202 (5)	1,055,624	5.2%

Officer and Director Stock Ownership:
Name of Beneficial Owner	Shares (6)		Options (7)	RSUs (8)	Total Beneficial Ownership	Percent of Class

Directors
Richard G. Halperin	6,500		31,000	-	37,500	*
Edward L. Hamburg, Ph.D.	15,156		60,000	-	75,156	*
Michael C. Heim	4,000		32,000	-	36,000	*
Mark E. Hill	130,172		24,000	-	154,172	*
Richard A. Reck	46,000		40,000	-	86,000	*

Named Executive Officers

Donald E. Brown, M.D.**	3,666,678		205,000	-	3,871,678	18.4%
Stephen R. Head	79,113		107,500	-	186,613	*
Gary R. Blough	90,519	(9)	223,080	-	313,599	1.5%
Hans Heltzel	3,435	(10)	15,625	-	19,060	*
Joseph A. Staples	6,341		26,750	-	33,091	*

Directors and Executive Officers as a Group
All Directors and Executive Officers as a Group (11 persons)	4,053,964		814,455	313	4,868,732	22.5%

___________________

 *Indicates ownership of less than one percent of the outstanding shares of our common stock.

**As discussed above, Dr. Brown is our Chairman of the Board, President and Chief Executive Officer and a beneficial owner of more than 5% of our outstanding common stock. Therefore, information pertaining to his beneficial ownership of our common stock is presented once as a named executive officer.

(1)

Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on January 29, 2014, indicating beneficial ownership as of December 31, 2013. The shareholder is a parent holding company or control person and possesses sole power to vote or direct the vote of 1,323,991 shares and the sole power to dispose or direct the disposition of 1,368,017 shares. The beneficial owner reported that the following of its subsidiaries acquired shares: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited and BlackRock Advisors (UK) Limited.

(2)

Information based solely on a Schedule 13G filed by such shareholder with the SEC on February 10, 2014, indicating beneficial ownership as of December 31, 2013. The shareholder is an investment adviser and shares the power to vote or direct the vote of 863,868 shares and shares the power to dispose or direct the disposition of 1,265,657 shares.

(3)

Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on February 7, 2014, indicating beneficial ownership as of December 31, 2013. The shareholder is a parent holding company or control person and possesses sole power to vote or direct the vote of 878,343 shares, and shares the power to dispose or direct the disposition of 1,222,890 shares. The beneficial owner reported that the following of its subsidiaries acquired shares: Brown Advisory, LLC, an investment advisor, which has the sole power to vote or direct the vote of 827,268 shares, and shares the power to dispose or direct the disposition of 1,171,815 shares, and Brown Investment Advisory & Trust Company, a bank, which has the sole power to vote or direct the vote of, and shares the power to dispose or direct the disposition of, 51,075 shares.

(4)

Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on February 11, 2014, indicating beneficial ownership as of December 31, 2013. The shareholder is an investment advisor and possesses sole power to vote or direct the vote of 22,465 shares, sole power to dispose or direct the disposition of 1,048,774 shares and shares the power to dispose or direct the disposition of 22,465 shares.

(5)

Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on February 13, 2014, indicating beneficial ownership as of December 31, 2013. The shareholder is an investment advisor and possesses sole power to vote or direct the vote of 103,900 shares and sole power to dispose or direct the disposition of 1,055,624 shares. T. Rowe Price Small Cap Stock Fund, Inc. is an investment company and has sole power to vote or direct the vote of 750,000 shares.

(6)	Represents the number of shares beneficially owned, excluding shares which may be acquired through the exercise of stock options or the vesting of RSUs.
(7)	Represents shares which may be acquired through the exercise of stock options as of March 31, 2014 or within 60 days after that date.
(8)	Represents RSUs that will vest within 60 days after March 31, 2014.
(9)	Includes 5,922 shares held in our Employee Stock Purchase Plan.
(10)	Includes 2,468 shares held in our Employee Stock Purchase Plan.

APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

(ITEM 2 ON PROXY CARD)

As we did the last two years, we are asking you to approve the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement. This proposal, commonly known as a Say on Pay proposal, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this proxy statement. Approximately 98.1%, 98.7% and 99.6% of the votes cast on our 2013, 2012 and 2011 Say on Pay proposals, respectively, were voted in favor of the proposal in such years. In accordance with the advisory vote conducted at the 2011 Annual Meeting of Shareholders on the frequency of future Say on Pay votes, we are currently conducting Say on Pay votes on an annual basis. The next advisory vote on the frequency of Say on Pay votes will be conducted no later than the 2017 Annual Meeting of Shareholders.

We believe we have assembled a strong executive management team comprised of individuals who have been with us for many years and most of whom have experience with other companies in the software industry. This combination of experiences allows us to continue the innovations that have long been our core competence, while at the same time achieving aggressive annual goals.

The purposes of our compensation programs are to attract and then retain our executives by designing compensation programs that are highly competitive with comparable positions within our industry and to align our executive officers’ compensation targets with our overall goals and shareholder interests. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation and equity awards. We design our compensation programs to align our executives’ contributions to ultimately achieve our goal of maximizing shareholder value. We believe that our executive compensation programs accomplish this goal.

The Compensation Discussion and Analysis that follows this proposal describes our executive compensation programs and the decisions made by the Compensation Committee during 2013 in more detail. Highlights of our 2013 compensation programs for our named executive officers, which were relatively consistent with our 2012 compensation programs, include the following:

•	annual base salaries, which increased in 2013 based on the Compensation Committee’s review of the peer group data and our performance in 2012;
•	performance-based cash incentive compensation; and
•	long-term incentive awards in the form of stock options and RSUs that vest over four years.

Accordingly, we recommend that our shareholders vote “FOR”  the following resolution at the annual meeting:

“RESOLVED, that the company's shareholders approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in the company's proxy statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion.”

As an advisory vote, this proposal will not be binding upon us, our Board of Directors or our Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinion of our shareholders, and we expect that the

Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board recommends a vote “FOR” the advisory proposal approving the compensation paid to our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the following “Compensation Discussion and Analysis” section of this proxy statement with Interactive Intelligence’s management. Based on our review and discussions, we recommended to the Board of Directors that the following “Compensation Discussion and Analysis” section be included in this proxy statement on Schedule 14A and incorporated by reference into Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

Submitted by the Compensation Committee

Mark E. Hill, Chairman

Richard G. Halperin

Richard A. Reck

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis supplements the more detailed information concerning executive compensation that appears in the tables and the narrative discussion that follows the tables. Our goal is to provide our current and potential shareholders and the investing public with a better understanding of our executive compensation practices and the decisions made concerning the compensation paid to our executive officers, including our named executive officers set forth in the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.

The Compensation Committee of our Board of Directors, referred to in this section as the Committee, plays a key role in designing and administering our executive compensation programs. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. The report of the Committee appears above.

During 2013, we continued our focus on order growth, particularly for our cloud solutions, and invested in infrastructure for global expansion while taking steps to manage our expenses.  Total orders increased 30% in 2013 compared to 2012 and cloud-based orders increased 87%, representing 50% of total 2013 orders compared to 35% of total orders in 2012.  Additionally, during 2013 we completed the acquisition of certain contact center assets of Amtel Communications Ltd. (“Amtel”), which expanded our operations in New Zealand, giving customers direct access to support services and paving the way for a launch of our cloud solutions in New Zealand.  We also increased staffing significantly to support our expanding customer base and the growing number of cloud-based deployments.

The following is a summary of our financial results and orders in 2013 and 2012 (dollars in thousands, except per share amounts):

Financial Results
	Years Ended December 31,
	2013	2012
Total revenues	$318,234	$237,365
Operating income	14,397	1,083
Net income	9,515	906
Earnings per share (basic)	0.47	0.05
Earnings per share (diluted)	0.45	0.04

Order Summary
	Years Ended December 31,
	2013	2012

Increase in dollar amount from prior year period:
Total orders	30%	48%
On-premise orders	(1)%	25%
Cloud-based orders	87%	121%
Cloud-based orders as a % of total orders	50%	35%
Orders from new customers as a % of total orders	43%	60%
Direct orders as a % of total orders	65%	66%
Number of new on-premises customers	226	230
Number of new cloud-based customers	90	72
Total orders greater than $250,000	192	158

Compensation for 2013 was determined and approved by the Committee based upon the review of our 2012 annual operating results, the comparison of compensation amounts and plans to those of our peer group (as described in more detail under “Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation ” below) and the recommendations by Dr. Brown, our Chief Executive Officer, with information provided by Mr. Head, our Chief Financial Officer (collectively referred to in this Compensation Discussion and Analysis as “management”). Our 2013 total compensation plans for our named executive officers, which were relatively consistent with our 2012 total compensation plans, included the following:

•annual base salaries, which increased in 2013 based on the Committee’s review of the peer group data and our performance in 2012,

•performance-based cash incentive compensation, and

•long-term incentive awards in the form of stock options and RSUs that vest over four years.

The following graph illustrates the alignment of our executive compensation with the objectives of our compensation programs and our performance by comparing the average total compensation of our named executive officers over the last five years with our order trend over the same period.

Objectives of our Compensation Programs

We believe we have assembled a strong executive management team comprised of individuals that have been with Interactive Intelligence for many years and most of whom have experience with other companies in the software industry. This combination of experiences allows us to continue to invest in the innovations that have long been our core competence, while at the same time achieving aggressive annual goals.

The purposes of our compensation programs are to attract and then retain our executives by designing compensation programs that are highly competitive with comparable positions within our industry and to align our executive officers’ compensation targets with our overall goals and shareholder interests. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation and equity awards. We design our compensation programs to align our executives’ contributions to ultimately achieve our goal of maximizing shareholder value.

The Committee designed our 2013 executive compensation with the following objectives in mind:

•

Compensation should be designed to reward employees for their individual performance as well as that of our company, focusing on areas over which they control. To achieve this objective, executives have compensation aligned with company financial results or the financial results of the departments they manage.

•

Compensation should be commensurate with comparable companies in the software industry. We must attract and retain employees who may be recruited by other companies, so our compensation programs should remain competitive. We achieve this objective by comparing our executive officers’ compensation with comparable positions within our peer group.

•

We want to reward short-term accomplishments of our executive officers, while also focusing their efforts on the achievement of our long-term objectives. We achieve this balance by offering performance-based cash incentive compensation as well as equity awards.

•

Our compensation programs should align our executive officers’ objectives with those of our shareholders. The Committee believes this is best achieved by rewarding our executive officers’ efforts to attain long-term goals. We set performance criteria and targets for each of our executive officers based on the non-GAAP profitability measures and/or order growth related to such executive officer’s area of responsibility. For purposes of our compensation programs, our non-GAAP profitability measures and other non-GAAP operating targets and results exclude non-cash stock-based compensation expense and the amortization of certain intangible assets related to acquisitions, and adjust for purchase accounting adjustments related to our acquisitions.

Elements of our Compensation Programs

Our compensation programs are comprised of three major elements: (i) annual base salary; (ii) performance-based cash incentive compensation and (iii) long-term equity incentive compensation, each of which is described below.

ac
Compensation Element	Purpose	Link to Compensation Objectives
Annual base salary

To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance during the prior year against established targets and leadership qualities.

•Reward individual performance •Reward company performance •Competition •Reward short-term accomplishments
Performance-based cash incentive compensation	Variable component used to incentivize, motivate and hold our executives accountable for the results of each officer’s respective areas of responsibility.	•Reward individual performance •Reward company performance •Reward short-term accomplishments •Align executive officers’ objectives with shareholder objectives
Long-term equity incentive compensation	To motivate executive officers and retain key employees for the long-term by aligning their goals with those of our shareholders.	•Reward company performance •Reward achieving long-term objectives •Align executive officers’ objectives with shareholder objectives

Total Direct Compensation

The following chart illustrates the allocation of actual 2013 compensation for each named executive officer between each of the three major compensation elements listed above. The chart demonstrates the significant percentage of actual 2013 compensation for each named executive officer that was in the form of variable performance-based pay tied to our business results.

2013 Compensation Allocation
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
45%
33%
22%
44%
29%
27%
44%
34%
22%
52%
18%
30%
37%
31%
32%
Donald E. Brown, M.D.
Stephen R. Head
Gary R. Blough
Joseph A. Staples
Hans W. Heltzel
Long-Term Equity Compensation (1)
Performance-Based Cash Incentives (2)
Annual Base Salary

__________________

(1)	Represents the grant date fair value of the equity awards received in 2013.
(2)	Represents the amount earned in 2013 under the respective named executive officer’s performance-based cash incentive plan.

In making executive compensation decisions, the Committee focuses on the “total direct compensation” that an executive officer will receive annually. This consists of salary, performance-based cash incentive compensation and the value of equity awards granted during the given year. The Committee does not have a specific policy for allocating the amount of compensation among the pay elements (short versus long-term or cash versus equity-based compensation), but seeks to target each executive officer’s total compensation opportunity to the level the Committee considers market competitive and reflective of individual performance.

Impact of Say on Pay Votes

In May of 2013, we held an annual shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a Say on Pay vote. Our shareholders overwhelmingly approved the proposal, with approximately 98.1% of the votes cast on our 2013 Say on Pay proposal being voted in favor of the proposal.  At our annual meetings held in May of 2012 and June of 2011, approximately, 98.7% and 99.6%, respectively, of the votes cast were voted in favor of the Say on Pay proposal. Taking into account the strong shareholder support reflected by our 2013 Say on Pay vote results, as well as our vote results from 2011 and 2012, the Committee determined that it did not need to change our executive compensation policies and practices in response to or as a result of the 2013 vote.

Based on the strong preference expressed by our shareholders at our 2011 annual meeting, our Board has determined that we will hold an annual shareholder advisory vote on the compensation of our named executive officers until the next Say on Pay frequency vote, which will be held no later than our 2017 Annual Meeting of Shareholders.

2013 Compensation Decisions

Annual Base Salary

In setting base salaries for 2013, management and the Committee reviewed base salaries for comparable positions at other companies in our peer group and took into consideration our 2012 operating results. Based on that review and, for each named executive officer other than himself, the recommendations of Dr. Brown, the Committee determined to increase the salaries for each of our named executive officers to keep such salaries competitive with our peer group and to recognize the executive’s contributions to attaining our 2012 operating results. Base salaries for 2013 and the percentage increase from 2012 base salaries for each of our named executive officers were as follows:

	2013
Named Executive Officer	Base Salary	% Increase
Donald E. Brown, M.D.	$450,000	6%
Stephen R. Head	290,000	6
Gary R. Blough	240,000	4
Hans W. Heltzel	200,000	5
Joseph A. Staples	265,000	6

Performance-Based Cash Incentive Compensation

Each year, management recommends the performance targets for our named executive officers, which are presented to the Committee for its review and approval. The 2013 performance targets for our named executive officers were developed based on our 2012 financial performance, the expected growth of our business during 2013, and our strategic initiatives for 2013. Also considered were the general economic conditions during 2012 and the economic predictions for 2013 at the time the compensation decisions for 2013 were being made. Each of our named executive officer’s performance bonuses are paid, if earned, once the financial statements for the performance period have been approved for issuance by our Audit Committee.  For 2013, the Committee determined that a bonus based on company-wide profitability was appropriate for Dr. Brown and Mr. Head given their responsibilities as Chief Executive Officer and Chief Financial Officer, respectively.  Dr. Brown also was eligible for a Gross Profits Increase Bonus designed to focus on the overall order growth for the company.  For Messrs. Blough, Heltzel and Staples, the performance criteria and targets for 2013 were designed to place emphasis on the profitability and growth of each of their respective areas of responsibility.  Mr. Heltzel was also eligible for a Gross Profits Increase Bonus designed to focus on the overall order growth for the company.  The Committee believed these performance criteria were the best reflection of individual performance and contributions of these named executive officers and aligned their objectives with those of our shareholders.

Although each of the performance-based bonuses has a targeted payout amount, each named executive officer has the ability to earn at least a portion of his bonus even if actual performance does not reach the targeted level. Similarly, if actual performance exceeds the targeted level, our named executive officers have the ability to earn more than the targeted payout amounts. For each of the bonuses described below, for the first three quarters of the year, payments are limited to the targeted amounts. In the second, third and fourth quarters, any payments made in prior quarters are subtracted from the amounts earned.

For those bonuses based on non-GAAP profitability measures or other non-GAAP operating targets, the non-GAAP profitability measure or operating target is calculated by taking our GAAP profitability measure or operating target, adjusting it for purchase accounting adjustments related to our acquisitions and excluding non-cash stock-based compensation expense and the amortization of certain intangible assets related to acquisitions.

The Committee established the following performance-based cash incentive compensation bonuses for our named executive officers for 2013:

Dr. Brown’s and Mr. Head’s 2013 compensation programs included a Pro Forma Gross Margin Bonus (“PFGMB”) to be paid based on our YTD pro forma gross margin results. Because Dr. Brown’s and Mr. Head’s responsibilities include multiple areas within the company, the Committee designed this bonus to focus on the profitability and growth of the company as a whole and not one specific area. The targeted incentive payout amounts for Dr. Brown and Mr. Head under the PFGMB were $225,000 and $185,000, respectively, and were set by the Committee based on achieving a 35.7% target annual pro forma gross margin with the bonus starting at 90% of target.  The PFGMB was earned and paid quarterly, and is calculated as follows:

1+ (
	Actual YTD pro forma gross margin – Target YTD pro forma gross margin	) X YTD bonus potential – bonus paid YTD
Target YTD pro forma gross margin – Minimum YTD pro forma gross margin

Pro forma gross margin is calculated as the total dollar amount of orders plus recurring revenues plus services revenues (collectively, the "pro forma revenues"), less the cost of recurring revenues, the cost of services revenues and operating expenses, divided by pro forma revenues.   No PFGMB was to be paid if our YTD pro forma gross margin as of the end of the applicable quarter was less than 90% of the target YTD pro forma gross margin.  Actual 2013 performance significantly exceeded the targeted annual pro forma gross margin; therefore, Dr. Brown and Mr. Head earned PFGMB bonuses of $369,958 and $304,188, respectively, for 2013.

Dr. Brown and Mr. Heltzel were each eligible for a Gross Profits Increase Bonus (“GPIB”) to be paid based on our YTD gross profit on orders percentage increase compared to a target percentage increase. The bonus was designed to focus on overall order growth for the company. The targeted incentive payout amounts for Dr. Brown and Mr. Heltzel under the GPIB were $225,000 and $22,000, respectively.  The GPIB was earned and paid quarterly, and is calculated as follows:

Actual YTD gross profit on orders percentage increase	X YTD bonus potential – bonus paid YTD
Target YTD gross profit on orders percentage increase

The actual 2013 gross profit percentage increase on orders exceeded the targeted percentage increase; therefore, Dr. Brown and Mr. Heltzel earned GPIB bonuses of $310,656 and $30,375, respectively for 2013.

Mr. Heltzel was also eligible for a services order bonus (“SOB”) and a services operating efficiency bonus (“SOEB”), both designed to encourage focus on overall services growth and profitability.  The targeted incentive payout amount for Mr. Heltzel under the SOB was $44,000, and was set by the Committee based on achieving a targeted percentage increase in professional and managed services orders.  The SOB was earned and paid quarterly, and is calculated as follows:

Actual YTD professional and managed services orders percentage increase	X YTD bonus potential – bonus paid YTD
Target YTD professional and managed services orders percentage increase

The actual 2013 percentage increase on professional and managed services orders exceeded the target percentage increase; therefore, Mr. Heltzel earned a SOB of $74,070 in 2013.

The targeted incentive payout amount for Mr. Heltzel under the SOEB was $44,000, and was set by the Committee based on achieving targeted gross margins on support, professional services and managed services.  The services operating efficiency bonus was earned and paid quarterly, and is calculated as follows:

1 + (	Actual YTD gross margin - Target YTD gross margin	) X YTD bonus potential – bonus paid YTD
Target YTD gross margin - Minimum YTD gross margin

No amount was to be paid under the SOEB if our YTD services operating efficiency percentage as of the end of the applicable quarter was less than 95% of the target YTD services operating efficiency percentage.  The actual 2013 services operating efficiency percentage significantly exceeded the targeted percentage; therefore, Mr. Heltzel earned a SOEB of $93,890 in 2013.

Mr. Staples was eligible for a marketing efficiency bonus to be paid based on our YTD marketing expense as a percentage of YTD gross profit on orders.  The Committee designed this bonus to encourage collaboration between the sales and marketing groups and to increase Mr. Staples’ focus on marketing profitability.  The targeted incentive payout amount for Mr. Staples under this bonus was $125,000.  The marketing efficiency bonus, which was earned and paid quarterly, was based on achieving a target marketing spend as a percentage of gross profit on orders,  and is calculated as follows:

1 + (	Actual YTD marketing efficiency percentage – Target YTD marketing efficiency percentage	) X YTD bonus potential – bonus paid YTD
Target YTD marketing efficiency percentage – Minimum YTD marketing efficiency percentage

No amount was to be paid under the marketing efficiency bonus if our YTD marketing efficiency percentage as of the end of the applicable quarter exceeded 118% of the target YTD marketing efficiency percentage.  The actual 2013 marketing efficiency percentage was more favorable than the targeted percentage; therefore, Mr. Staples earned a marketing efficiency bonus of $158,069 for 2013.

Mr. Blough was eligible for gross profit and cloud order bonuses in 2013, which were earned and paid quarterly, based on achieving the following:

•	YTD gross profit percentage increase targets on orders, excluding Latitude and Bay Bridge (“CICOIB”);
•

YTD sales efficiency percentage targets, calculated as orders less sales and engagement management expenses divided by the dollar amount of total orders (excluding Latitude and Bay Bridge)  (“CICSEB”); and

•	Target YTD gross profit on rest of the world (“ROW”) cloud orders as a percentage of YTD gross profit on total ROW orders (“COB”).

The Committee designed these bonuses to encourage focus on overall sales and marketing profitability as well as cloud orders outside North America. Because we have a vice president of North American sales, Mr. Blough’s bonuses were designed to place more emphasis on international sales, which is the area management and the Committee wanted him to continue to focus on in 2013. The targeted incentive payout amount for Mr. Blough under each of these bonuses was $81,667.

The CICOIB is calculated as follows:

Actual YTD gross profit on orders (excluding Latitude and Bay Bridge) percentage increase	X YTD bonus potential – bonus paid YTD
Target YTD gross profit on orders (excluding Latitude and Bay Bridge) percentage increase

 The CICSEB is calculated as follows:

1 + (	Actual YTD sales efficiency percentage – Target YTD sales efficiency percentage	) X YTD bonus potential – bonus paid YTD
Target YTD sales efficiency percentage – Minimum YTD sales efficiency percentage

No amount was to be paid under the CICSEB if our YTD sales efficiency percentage as of the end of the applicable quarter was less than 95% of the target YTD sales efficiency percentage.

Finally, the COB is earned and paid quarterly, and is calculated as follows:

(Actual YTD gross profit on ROW cloud orders/Actual YTD gross profit on total ROW orders) - 20%	X YTD bonus potential – bonus paid YTD
0.10

No amount was to be paid under the COB if, as of the end of the applicable quarter, the percentage of YTD orders from outside North America that were cloud-based was less than 20% of total orders from outside North America or if YTD total orders from outside North America were less than 80% of the YTD target for total orders from outside North America.

Mr. Blough earned a CICOIB of $154,115, as the actual 2013 gross profit percentage increase on orders (excluding Latitude and Bay Bridge) exceeded the target percentage increase; a CICSEB of $147,094, as the actual 2013 sales efficiency percentage exceeded the target percentage; and a COB of $58,800 as the actual 2013 gross profit on ROW cloud orders as a percentage of actual 2013 gross profit on total ROW orders was less than the target percentage, resulting in a total bonus of $360,009 earned for 2013.

See the Summary Compensation Table following this Compensation Discussion and Analysis for further details on the performance-based cash incentive compensation earned by our named executive officers during 2013 under each of these bonuses.

Long-Term Equity Incentive Compensation

In addition to offering performance-based cash incentive compensation, management and the Committee continue to view stock options, RSUs and other equity awards as a way to motivate and retain our executive officers for the long-term by aligning their goals with those of our shareholders. In 2013, the Committee granted non-performance based stock options and RSUs to our executive officers, as the Committee believes non-performance based equity awards promote retention of our executive officers.

On January 11, 2013, the Committee, based on the recommendation of management, approved the following equity grants to each of our named executive officers:

	Number of Shares	Number of
Named Executive Officer	Underlying Options	RSUs Granted
Donald E. Brown, M.D.	30,000	10,000
Stephen R. Head	15,000	5,000
Gary R. Blough	15,000	5,000
Hans W. Heltzel	7,500	2,500
Joseph A. Staples	15,000	5,000

The stock options awarded to each of our named executive officers were granted at an exercise price of $39.97 per share, the closing price of our common stock, as reported by the NASDAQ Global Select Market, on January 10, 2013, the business day immediately preceding the grant date, in accordance with the provisions of our 2006 Plan. The stock options and RSUs vest in four equal annual installments beginning on January 11, 2014. The Committee also approved stock option and RSU grants to other members of the executive team and performance-based stock option grants for certain sales management.

The Committee has the ability to grant equity awards to other designated key employees to reward them for their contributions on an annual basis. Dr. Brown presented a list of employees that he recommended to receive RSUs on January 11, 2013 and the Committee approved the grants of these awards. In addition, the Committee approves a set number of stock options or RSUs on a quarterly basis for Dr. Brown to grant at his discretion to employees (with the exception of executives). Typically the awards, if granted, are used to compensate new hires or existing employees who have been promoted to key management positions.

Benefits Available to Executive Officers and All Other Employees

Retirement and Health and Welfare Benefits

We have never had a defined benefit pension plan. We maintain the 401(k) Plan to provide retirement benefits for substantially all of our North American employees. Participants in the 401(k) Plan may elect to contribute up to 50% of their pre-tax annual compensation to the 401(k) Plan, subject to applicable Internal Revenue Service (“IRS”) limits and regulations. Participants may also contribute amounts representing qualified rollovers from other qualified benefit plans. We may also make discretionary company contributions to the 401(k) Plan.

Subject to us achieving specified operating income targets as established each year, we make an annual company matching contribution to eligible participants, including our named executive officers. For 2013, we established three operating income target levels, and depending on our actual operating income results, we would make an annual company matching contribution up to 33% of the first 3%, 6% or 9%, respectively, of the participants’ pre-tax compensation contributed to the 401(k) Plan. We met the highest operating income target level in 2013, so each eligible participant received a company matching contribution of up to 33% of the first 9% of the participant's pre-tax compensation contributed to the 401(k) Plan in February of 2014.

The company matching contribution vests in equal installments over four years based on the initial date of the participant’s employment. For an eligible participant who has worked for us for four or more years at the time of the contribution, the contribution is 100% vested. The company matching contributions we made to the 401(k) Plan accounts of our named executive officers are shown in the “All Other Compensation” column of the Summary Compensation Table below.

Although we have not expressed any intent to terminate the 401(k) Plan, we have the option to do so at any time subject to the provisions of the Employee Retirement Income Security Act of 1974. Upon termination of the 401(k) Plan, either full or partial participants, including our named executive officers, become fully vested in their entire account balances.

All of our executive officers, including our named executive officers, are also eligible to participate in other employee benefit plans that are generally available to all of our employees, including our Employee Stock Purchase Plan and life and health insurance programs. The Committee believes that these additional plans are competitive with benefits offered by the other companies in our peer group.

Perquisites

Certain of our executive officers and employees may be entitled to receive perquisites, as defined in their respective employment agreements. There were no perquisites, individually or in the aggregate, that exceeded $10,000 that were given to any director or executive officer during 2013.

Employment Agreements and Change-of-Control Arrangements

We have entered into employment agreements, as well as change-of-control agreements, with Messrs. Head, Blough, Heltzel and Staples. The employment agreements for Messrs. Head, Heltzel and Staples provide for severance payments if they are terminated by us for any reason other than for cause. The change-of-control agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change of control. These agreements are “double triggered”, which means that an executive officer is only entitled to severance payments if (1) we experience a change of control, as defined in the agreement, and (2) the executive officer's employment is terminated by us for any reason other than for cause or as a result of the executive officer’s disability or if the executive officer resigns for good reason within 18 months of the change of control. For a more detailed description of the material terms of these agreements, see “Employment Agreements and Post-Termination and Change-of-Control Arrangements—Employment Agreements” and “—Change-of-Control and Retention Agreements”.

Other Benefits and Reimbursements

Our Board of Directors has adopted a travel policy whereby Dr. Brown is reimbursed for flying a private aircraft for business travel within certain limitations. Dr. Brown often travels on short notice and to areas that have limited access to direct commercial flights. Dr. Brown is reimbursed for expenses incurred in the operation of his privately owned aircraft when used for company business, at a rate approved by our Audit Committee. Because the reimbursement is for business travel only that is integrally and directly related to the performance of his duties, our reimbursement is not considered a perquisite. For further details, see “Certain Relationships and Related Person Transactions”.

Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation

In 2011, the Committee engaged Fredrick W. Cook and Co. Inc. (“Cook”), a third-party compensation consulting firm, in connection with determining our 2012 executive and director compensation.  The Committee engaged Cook in 2013 to assist in compiling our peer group utilized in setting 2013 compensation but did not engage Cook or any other third-party compensation consultant to provide any other services during 2013.  The Committee reviewed and considered the factors set forth in the SEC’s and NASDAQ’s rules with respect to the independence of compensation consultants as they related to Cook. The work of Cook did not raise any conflict of interest issues during 2013.

Dr. Brown provided the Committee with recommendations on the compensation of our executive officers. These recommendations were prepared by Dr. Brown, with the assistance of Mr. Head, taking into account  such factors as compensation history, tenure, responsibilities, leadership qualities, market data for comparable positions at companies within the software industry that are comparable in size to us (our “peer group”), retention concerns and the need to maintain consistency within the organization. The Committee gave significant consideration to the recommendations of Dr. Brown and compared these recommendations to each executive officer’s 2012 compensation plan. The Committee also compared the salary and performance-based cash incentive compensation programs of our executive officers with the most recently reported salary and performance-based cash incentive compensation programs of individuals holding the same or similar positions at companies within our peer group. The Committee reviewed the performance of Dr. Brown and Mr. Head, without their participation, and determined their compensation for 2013.

The peer group used in developing the 2013 compensation plans was comprised of the following companies within the software industry who had total revenues similar to ours as of the most recent date for which compensation information was available:

3D Systems Corporation	Magma Design Automation, Inc.	QAD Inc.
Bottomline Technologies (de), Inc.	Netsuite Inc.	ShoreTel, Inc.
Concur Technologies, Inc.	OPNET Technologies, Inc.	Ultimate Software Group, Inc.
DealerTrack Holdings, Inc.	Pegasystems Inc.	Vasco Data Security International, Inc.
ExactTarget, Inc.	Perficient, Inc.

Because of our recent acquisitions and revenue growth, the peer group used in connection with developing 2013 compensation was comprised of different companies than our peer group utilized in 2012.

The Committee set the cash incentive compensation to be paid to a particular executive officer at a level that the Committee deemed to be reasonable and competitive based on the peer group data but did not target our executive compensation to fall within a certain percentile of the peer group compensation data for cash compensation or for any element of compensation paid to our executive officers. The Committee did not otherwise benchmark the compensation of our named executive officers utilizing the peer group data, and except as set forth above under “2013 Compensation Decisions – Performance-Based Cash Incentive Compensation”,  the amounts to be paid were not based on set formulas or calculations.

Tax Deductibility Under Internal Revenue Code Section 162(m) and Other Related Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) eliminates, subject to certain exceptions, the deductibility of compensation paid to certain executives to the extent their compensation for any year exceeds $1,000,000. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of “qualifying performance-based” compensation (i.e. compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by the Committee under plans that have been approved by our shareholders). The Committee believes that tax deductibility is an important factor when evaluating executive compensation. In evaluating compensation, the Committee has considered, and will continue to consider, the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with our compensation objectives. However, the Committee has and may continue to exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. At this time, the Committee has not adopted any additional forfeiture provisions for incentive compensation.

Compensation Related Risk Assessment

Our Compensation Committee is responsible for overseeing the risks relating to compensation policies and programs company-wide.  In performing its evaluation, the Compensation Committee discusses with our Chief Executive Officer the design features and characteristics of our compensation policies and programs, the relevant performance measures for our executive officers’ bonus programs and the risks related to such bonuses and the other elements of compensation awarded to our executive officers. The Compensation Committee believes the composition and balance of our compensation policies encourage appropriate risk-taking as follows:

•	Our overall compensation levels are competitive with our peer group.
•

Our compensation mix is designed in part to reward long-term performance and is balanced among (i) fixed components like salary and benefits, (ii) annual bonuses based on certain operational and financial performance measures and (iii) equity-based awards.

•

The oversight provided by our Board and Compensation Committee in budget reviews, senior management compensation programs and equity and bonus awards, and the integration of the independent Board members into the Compensation and Audit Committees contribute to our control environment.

•

Our Board regularly interacts with management and is closely involved with our Chief Executive Officer and Chief Financial Officer, helping to ensure the tone at the top is consistent with a strong control environment and that the communication of the control environment and conservative risk approach is effective.

•

We provide our executive officers with a competitive base salary to provide them with a steady income, which allows our executive officers to focus more on our long-term performance than on short-term stock price fluctuations.

•

We design the bonus programs for our executive officers to ensure that they remain focused on financial performance measures that drive long-term shareholder value, such as non-GAAP profitability measures, and continually review the operations managed by each executive officer during regularly scheduled meetings. At the same time, our use of stock option and RSU awards balances against short-term decision making.

•	Our bonus programs for our executive officers have a progressive payout formula with no “cliffs” between ranges of performance.
•	Our Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•	Equity grants typically vest over a four-year vesting period to encourage our executive officers to maintain a long-term perspective.
•	We prohibit all hedging transactions involving our stock. As a result, our executive officers cannot insulate themselves from the effects of poor stock price performance.
•

Some of our non-executive employees are eligible to receive bonuses and we generally grant equity awards annually to our non-executive key employees. With respect to the non-executive employees’ bonuses, the operational and financial measures are reasonable or clearly attainable without excessive risk-taking. The bonuses are payable at different levels depending on results and generally are not “all or nothing” awards. For those non-executive employees who are eligible to receive equity awards, the equity awards vest over four years, which encourages employees to focus on the long-term operational and financial performance of our company.

Based on these factors, the Compensation Committee determined that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

Executive Compensation Tables and Narratives

The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to each of our named executive officers for the years ended December 31, 2013 and, if applicable, 2012 and 2011. For a more thorough discussion of our executive compensation practices, refer to the “Compensation Discussion and Analysis” above.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)		All Other Compensation (6)	Total

Donald E. Brown, M.D.
Chairman, President and	2013	$450,000	$-	$399,700	$530,457	$680,614		$7,574	$2,068,345
Chief Executive Officer	2012	425,000	212,500	-	738,432	475,437		6,346	1,857,715
	2011	370,000	-	-	813,820	393,127		7,260	1,584,207
Stephen R. Head
Chief Financial Officer,	2013	290,000	-	199,850	265,229	304,188		7,574	1,066,841
Senior Vice President, Finance	2012	275,000	175,000	-	369,216	-		7,425	826,641
and Administration, Secretary	2011	247,500	-	-	488,292	275,189		7,260	1,018,241
and Treasurer

Gary R. Blough
Chief International Officer and	2013	240,000	-	199,850	265,229	360,009		7,574	1,072,662
Senior Vice President,	2012	230,000	-	-	369,216	350,482		6,518	956,216
International Sales	2011	221,500	-	-	569,674	209,727	(7)	7,260	1,008,161

Hans W. Heltzel
Vice President, Services	2013	200,000	-	99,925	132,614	198,335		5,775	636,649

Joseph A. Staples
Chief Marketing Officer	2013	265,000	-	199,850	265,229	158,069		7,574	895,722
and Senior Vice President,	2012	250,000	-	-	369,216	194,606		6,270	820,092
Marketing	2011	232,000	-	-	406,910	121,362	(7)	5,445	765,717

_________________________

(1)	Includes the base salary earned by each named executive officer during the respective year.
(2)	The amounts in this column include the discretionary Company Performance Bonus received by Dr. Brown and Mr. Head for 2012.
(3)	The amounts in this column represent the aggregate grant date fair value of RSUs granted to the named executive officer in the year indicated in accordance with FASB ASC 718.
(4)

The amounts in this column represent the aggregate grant date fair value of option awards granted to the named executive officer in the year indicated in accordance with FASB ASC 718. For the valuation assumptions used to determine these amounts for 2013, 2012 and 2011, refer to Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. As discussed in “Compensation Discussion and Analysis—2013 Compensation Decisions—Long-Term Equity Incentive Compensation”, there were no performance-based options granted to our named executive officers in 2013, 2012 and 2011.

(5)

The amounts in this column represent the aggregate dollar value of performance-based cash incentive bonuses earned with respect to performance in the respective year, regardless of when actually paid. Each performance-based cash incentive bonus for 2013 is described in more detail in “Compensation Discussion and Analysis—2013 Compensation Decisions—Performance-Based Cash Incentive Compensation”. The amounts awarded to each named executive officer under his 2013, and, if applicable, 2012 and 2011 compensation programs include:

Named Executive Officer	Company-Wide Performance Bonus (a)	Individual Area of Responsibility Performance Bonus (b)	Total Non-Equity Incentive Plan Compensation
Donald E. Brown, M.D.
2013	$680,614	$-	$680,614
2012	475,437	-	475,437
2011	393,127	-	393,127
Stephen R. Head
2013	304,188	-	304,188
2012	-	-	-
2011	275,189	-	275,189
Gary R. Blough
2013	-	360,009	360,009
2012	-	350,482	350,482
2011	-	209,727	209,727
Hans W. Heltzel
2013	30,375	167,960	198,335
Joseph A. Staples
2013	-	158,069	158,069
2012	-	194,606	194,606
2011	-	121,362	121,362

_________________________

(a)

During 2013, 2012 and 2011, Dr. Brown and Messrs. Head were eligible to earn a performance bonus based on company-wide profitability targets.  During those same years, Messrs. Blough and Staples were instead eligible for performance bonuses designed to place more emphasis on the profitability and growth of each of their respective areas of responsibility. In 2013, Mr. Heltzel was eligible to receive both a performance bonus based on a company-wide profitability target and performance bonuses based on the profitability of his area of responsibility.  As described above in  “Compensation Discussion and Analysis – 2013 Compensation Decisions – Performance-Based Cash Incentive Compensation”, each named executive officer had the ability to earn more than the targeted payout amounts under his respective bonus.

(b)	Individual performance bonuses in 2013 include the following:
•	Mr. Blough received 2013 bonuses based on (1) increases in gross profit on orders, (2) sales and engagement management expenses as a percent of total orders and (3) gross profit on ROW cloud orders;
•	Mr. Heltzel received 2013 bonuses based on (1) increases in professional and managed services orders and (2) gross margins on support, professional services and managed services; and
•	Mr. Staples received a 2013 bonus based on marketing expenses as a percent of gross profit on orders.
(6)	The amounts in this column represent the company matching contribution made to each named executive officer’s account under our 401(k) Plan in the year indicated.
(7)	Messrs. Blough’s and Staples’ 2011 performance-based compensation amounts were reduced by $1,441 and $515, respectively, due to chargebacks received in 2011 related to their 2010 performance.

Grants of Plan-Based Awards Table

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)

Donald E. Brown, M.D.	1/11/2013	$--		--	30,000	$39.97	$530,457
	1/11/2013	--		10,000	--	--	399,700
	--	225,000	(6)	--	--	--	--
	--	225,000	(7)	--	--	--	--
Stephen R. Head	1/11/2013	--		--	15,000	39.97	265,229
	1/11/2013	--		5,000	--	--	199,850
	--	185,000	(6)	--	--	--	--
Gary R. Blough	1/11/2013	--		--	15,000	39.97	265,229
	1/11/2013	--		5,000	--	--	199,850
	--	81,667	(8)	--	--	--	--
	--	81,667	(9)	--	--	--	--
	--	81,667	(10)	--	--	--	--
Hans W. Heltzel	1/11/2013	--		--	7,500	39.97	132,614
	1/11/2013	--		2,500	--	--	99,925
	--	44,000	(11)	--	--	--	--
	--	44,000	(12)	--	--	--	--
	--	22,000	(7)	--	--	--	--
Joseph A. Staples	1/11/2013	--		--	15,000	39.97	265,229
	1/11/2013	--		5,000	--	--	199,850
	--	125,000	(13)	--	--	--	--

______________________

(1)

For 2013, our Compensation Committee granted stock options and RSUs to our named executive officers on January 11, 2013. The approval date and the grant date for the 2013 option and RSU grants were the same.

(2)	Amounts represent the number of RSUs granted to our named executive officers on January 11, 2013.
(3)	Amounts represent the number of shares underlying stock options granted to our named executive officers on January 11, 2013.
(4)

The exercise price of our stock option awards is the closing price of our common stock as reported on the NASDAQ Global Select Market on the business day immediately preceding the date of grant, in accordance with the provisions of our 2006 Plan. Due to the terms of our 2006 Plan, it is possible that the exercise price could be less than the closing price of our common stock on the date of grant.  This was not the case in 2013.

(5)

Amounts in this column represent the aggregate grant date fair value of each option and RSU award in accordance with FASB ASC 718. For valuation assumptions used to determine the amounts, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(6)

Amounts represent the Pro Forma Gross Margin Bonus (“PFGMB”) targeted payout amounts for Dr. Brown and Mr. Head, although they had the potential to earn more or less than their targeted amounts depending on the actual annual pro forma gross profit margin compared to a 35.7% target annual pro forma gross margin.  Dr. Brown and Mr. Head earned PFGMB bonuses of $369,958 and $304,188, respectively, during 2013 as our performance significantly exceeded the targeted annual pro forma gross margin.

(7)

Amount represents the Gross Profits Increase Bonus targeted payout amount for Dr. Brown and Mr. Heltzel, although they had the potential to earn more or less than the targeted amount depending on actual performance. Dr. Brown and Mr. Heltzel earned GPIB bonuses of $310,656 and $30,375, respectively, during 2013 as the actual gross profit on orders percentage increase exceeded the targeted percentage increase.

(8)

Amount represents Mr. Blough’s gross profit percentage increase on orders bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned a gross profit bonus of $154,115 during 2013 as the actual gross profit percentage increase on orders was greater than the targeted percentage increase.
(9)

Amount represents Mr. Blough’s sales efficiency bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned a sales efficiency bonus of $147,094 during 2013 as the actual sales efficiency percentage was greater than the targeted percentage.

(10)

Amount represents Mr. Blough’s ROW cloud order bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned a cloud order bonus of $58,800 during 2013 as the actual annual gross profit on ROW cloud orders as a percentage of actual annual gross profit on total ROW orders was less than the targeted percentage.

(11)

Amount represents Mr. Heltzel’s services orders bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Heltzel earned a services order bonus of $74,070 during 2013 as the actual percentage increase on professional and managed services orders was greater than the targeted percentage increase.

(12)

Amount represents Mr. Heltzel’s services operating efficiency bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Heltzel earned a services operating efficiency bonus of $93,890 during 2013 as the actual services operating efficiency percentage was greater than the targeted percentage.

(13)

Amount represents Mr. Staples’ marketing efficiency bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Staples earned a marketing efficiency bonus of $158,069 during 2013 as the actual marketing efficiency percentage was more favorable than the targeted percentage.

Narrative Discussion

Our Stock Option Plans

1999 and 2006 Plans

Our stock option plans, adopted in 1999 and 2006, authorize the Board of Directors or the Compensation Committee, as applicable, to grant incentive and nonqualified stock options, and, in the case of the 2006 Plan, stock appreciation rights, restricted stock,  RSUs, performance shares, performance units and other stock-based awards. After adoption of the 2006 Plan by our shareholders in May 2006, we may no longer make any grants under previous plans, but any shares subject to awards under the Amended 1999 Stock Option and Incentive Plan, as assigned and assumed (the "1999 Option Plan") and the Directors Plan (collectively, the “1999 Plans”) that are cancelled are added to shares available under the 2006 Plan. At our 2013 Annual Meeting of Shareholders on May 22, 2013, our shareholders approved an amendment to the 2006 plan which increased the number of shares available for issuance under the 2006 Plan by 2,000,000 shares. A maximum of 9,050,933 shares are available for delivery under the 2006 Plan, which consists of (i) 5,350,000 shares, plus (ii) 320,000 shares available for issuance under the 1999 Plans, but not underlying any outstanding stock options or other awards under the 1999 Plans, plus (iii) up to 3,380,933 shares subject to outstanding stock options or other awards under the 1999 Plans that expire, are forfeited or otherwise terminate unexercised on or after May 18, 2006. The number of shares available under the 2006 Plan is subject to adjustment for certain changes in our capital structure. The exercise price of options granted under the 2006 Plan is equal to the closing price of our common stock, as reported by the NASDAQ Global Select Market, on the business day immediately preceding the date of grant. As of December 31, 2013 there were 2,338,146 shares of stock available for issuance for equity compensation awards under the 2006 Plan.

We grant RSUs and three types of stock options. The first type of stock options that we grant to employees and newly-elected non-employee directors is non-performance-based stock options that are subject only to time-based vesting. These stock options vest in four equal annual installments beginning one year after the grant date. The fair value of these option grants is determined on the date of grant and the related compensation expense is recognized for the entire award on a straight-line basis over the vesting period.

The second type is performance-based stock options that are subject to cancellation if the specified performance targets are not met. If the applicable performance targets have been achieved, the options will vest in four equal annual installments beginning one year after the performance-related period has ended. The fair value of these stock option grants is determined on the date of grant and the related compensation expense is recognized over the requisite service period, including the initial period for which the specified performance targets must be met, if achievement of performance conditions is considered probable.

The third type of stock options we grant is director options granted to non-employee directors annually, which are similar to the non-performance-based options described above except that the director options vest one year after the grant date. The fair value of these option grants is determined on the date of the grant and the related compensation expense is recognized over one year.

For most options granted prior to 2005, the term of each option was ten years from the date of grant. In 2005, we began issuing options with a term of six years from the date of grant.

If an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of the option may not be less than 110% of the market value per share on the date the option is granted and the term of the option shall be not more than five years from the date of grant.

We grant RSUs to certain key employees, executives and certain new employees. The fair value of the RSUs is determined on the date of grant and the RSUs vest in four equal annual installments beginning one year after the grant date. RSUs are not included in issued and outstanding common stock until the shares are vested and settlement has occurred.

The plans may be terminated by our Board at any time.

Employee Stock Purchase Plan

At our 2000 Annual Meeting of Shareholders, our shareholders approved our Employee Stock Purchase Plan. A total of 500,000 shares of common stock were reserved for issuance under our Employee Stock Purchase Plan. At our 2005 Annual Meeting of Shareholders, our shareholders approved an amendment to our Employee Stock Purchase Plan, which increased the number of shares of our common stock available for issuance and purchase from 500,000 to 750,000. Our Employee Stock Purchase Plan permits eligible employees to acquire shares of our common stock through periodic payroll deductions of up to 20% of their total compensation up to a maximum of $1,000 per pay period. Currently, the price at which our common stock may be issued and purchased is 95% of the fair market value of our common stock on the purchase date of the stock, which is generally the first business day of the next calendar quarter. An eligible participant may set aside no more than $25,000 to purchase shares annually. In addition, participants who are executive officers may not purchase, in the aggregate, more than 50% of our common stock purchased under our Employee Stock Purchase Plan during a calendar year. The initial offering period commenced on April 1, 2000. A total of 19,002 shares were purchased and issued during 2013 under the Employee Stock Purchase Plan at an average price per share of $44.02. As of December 31, 2013, there were 88,728 shares available for purchase and issuance under the Employee Stock Purchase Plan.

Our Employee Stock Purchase Plan was modified as of January 1, 2006 to ensure that it is considered non-compensatory under FASB ASC 718. We have not recognized any stock-based compensation expense related to this plan. The Employee Stock Purchase Plan was assumed by Interactive Intelligence Group, Inc. as of July 1, 2011.

Other

For additional information regarding the cash and equity incentive awards reflected in the Grants of Plan-Based Awards table, see “Compensation Discussion and Analysis—2013 Compensation Decisions—Performance-Based Cash Incentive Compensation” and “—Long-Term Equity Incentive Compensation”.

For additional information regarding our employment agreements and our retention agreements with our named executive officers, see “Employment Agreements and Post-Termination and Change-of-Control Arrangements”.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards (1)						Stock Awards (2)
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Donald E. Brown, M.D.	15,000	--		--	$5.72	5/19/2014
	15,000	--		--	3.56	8/18/2014
	15,000	--		--	4.31	12/14/2014
	50,000	--		--	6.66	1/12/2015
	37,500	12,500	(3)	1/22/2010	19.66	1/22/2016
	25,000	25,000	(3)	1/21/2011	32.33	1/21/2017
	15,000	45,000	(3)	1/9/2012	24.50	1/9/2018
	--	30,000	(3)	1/11/2013	39.97	1/11/2019
							10,000	(4)	$673,600

Stephen R. Head	2,411	--		--	5.80	2/11/2014
	25,000	--		--	5.61	2/13/2014
	6,250	--		--	5.72	5/19/2014
	5,000	--		--	3.56	8/18/2014
	6,250	--		--	4.61	11/16/2014
	30,000	--		--	6.66	1/12/2015
	22,500	7,500	(3)	1/22/2010	19.66	1/22/2016
	15,000	15,000	(3)	1/21/2011	32.33	1/21/2017
	7500	22,500	(3)	1/9/2012	24.50	1/9/2018
	--	15,000	(3)	1/11/2013	39.97	1/11/2019
							5,000	(4)	336,800

Gary R. Blough	108,080	--		--	5.84	7/2/2014
	35,000	--		--	6.66	1/12/2015
	26,250	8,750	(3)	1/22/2010	19.66	1/22/2016
	17,500	17,500	(3)	1/21/2011	32.33	1/21/2017
	7,500	22,500	(3)	1/9/2012	24.50	1/9/2018
	--	15,000	(3)	1/11/2013	39.97	1/11/2019
							5,000	(4)	336,800

Hans W. Heltzel	--	5,000	(3)	1/22/2010	19.66	1/22/2016
	--	10,000	(3)	1/21/2011	32.33	1/21/2017
	--	11,250	(3)	1/9/2012	24.50	1/9/2018
	--	7,500	(3)	1/11/2013	39.97	1/11/2019
							2,500	(4)	168,400

Joseph A. Staples	--	6,250	(3)	1/22/2010	19.66	1/22/2016
	3,000	12,500	(3)	1/21/2011	32.33	1/21/2017
	--	22,500	(3)	1/9/2012	24.50	1/9/2018
	--	15,000	(3)	1/11/2013	39.97	1/11/2019
							5,000	(4)	336,800

____________

(1)

Includes stock options to purchase shares of our common stock, granted at the closing price of our common stock, as reported on the NASDAQ Global Select Market, on (a) the date of grant for stock options granted prior to the adoption and approval of our 2006 Plan on May 18, 2006 or (b) the business day immediately preceding the date of grant for stock options granted under our 2006 Plan.

(2)	Represents the value of the RSUs calculated by multiplying $67.36, the closing price of our common stock on December 31, 2013, by the number of RSUs.
(3)	Options become exercisable in four equal annual installments each year beginning on the first anniversary of the grant date.
(4)	RSUs vest in four equal annual installments beginning one year after the January 11, 2013 grant date.

Option Exercises Table

The following table sets forth information regarding exercises of stock options to purchase our common stock by each named executive officer during 2013. No stock awards vested during 2013.

Option Exercises
	Option Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
Donald E. Brown, M.D.	210,000	$10,202,080
Stephen R. Head	97,500	3,478,333
Gary R. Blough	23,000	1,085,685
Hans W. Heltzel	43,750	1,536,718
Joseph A. Staples	50,250	1,693,734

_________________________

(1)

The amounts in this column represent the pre-tax dollar value realized on exercise, calculated on the basis of the difference between the option exercise price and the market price of our common stock at the date and time of exercise, as reported on the NASDAQ Global Select Market, multiplied by the number of shares of our common stock underlying the stock option.

Securities Authorized for Issuance Under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2013 are as follows:

	A		B	C
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders (1)	1,852,620	(2)	$22.25	2,426,874	(3)

____________________

(1)	Amount includes our 1999 Plans, Employee Stock Purchase Plan and 2006 Plan.
(2)	The weighted average remaining life of these options was 2.82 years.
(3)	Amount consists of 2,338,146 shares available for issuance under our 2006 Plan and 88,728 shares available for issuance and purchase under our Employee Stock Purchase Plan.

Employment Agreements and Post-Termination and Change-of-Control Arrangements

Employment Agreements

On January 31, 2001, November 3, 2003, January 3, 2005 and May 26, 2006, we entered into Employment Agreements with Messrs. Heltzel, Head, Staples, and Blough, respectively.

Each Employment Agreement contains non-competition, non-solicitation and non-disclosure provisions, which are in effect during the term of the agreement and for a defined period after the agreement is terminated. The non-disclosure provisions continue indefinitely after termination of employment. The non-competition and non-solicitation provisions continue for a period of 12 months after termination in the case of Mr. Staples, 18 months in the case of Messrs. Head and Heltzel and either 12 or 18 months in the case of Mr. Blough. If any of the aforementioned executives are terminated for cause or in the event they resign, they will receive their respective base salary and any other benefits which have been accrued and to which the executive is entitled, but will not receive any severance compensation. If Messrs. Head, Heltzel or Staples are terminated by us for any reason other than for cause, in addition to receiving all accrued salary and benefits to which such executives are entitled, they will also receive the following severance payments: one month of base salary in the case of Messrs. Head and Heltzel and three months of base salary in the case of Mr. Staples. If Messrs. Head, Heltzel and Staples were terminated for any reason other than for cause as of December 31, 2013 (assuming no Change-of-Control under the Retention Agreements as discussed below), they would have been entitled to severance payments as follows: Mr. Head, $24,167, Mr. Heltzel, $16,667 and Mr. Staples, $66,250. Mr. Blough’s Employment Agreement does not provide for any severance payments.

Change-of-Control and Retention Agreements

We entered into Change-of-Control and Retention Agreements (each, a “Retention Agreement”) on March 13, 2006 with Messrs. Head and Staples, on May 26, 2006 with Mr. Blough and on February 2, 2011 with Mr. Heltzel.  Each of these Retention Agreements was amended, assigned and assumed by Interactive Intelligence Group, Inc. as of July 1, 2011. Under the terms of each Retention Agreement, in the event of a “Change-of-Control” (as defined below), if employment is terminated by us for any reason other than for “Cause” (as defined below) or as a result of the executive officer’s disability or if the executive officer resigns for “Good Reason” (as defined below), in each case during the period commencing on the date we publicly announce a definitive agreement that results in a Change-of-Control and ending on the date which is 18 months after the Change-of-Control, each of Messrs. Head, Blough, Heltzel and Staples will be entitled (a) to receive a lump sum payment of all salary and accrued vacation earned through the date of termination, (b) to receive a lump sum payment for any cash incentive amounts attributable to any completed period for which a cash incentive was earned but unpaid on the date of termination and attributable to any uncompleted period for which a potential cash incentive award exists and was earned based on the level of performance achieved as of the date of termination, (c) to receive a lump sum cash severance payment equal to the lesser of his annual base salary or the prorated amount of salary he would have received had he remained an employee through the first anniversary date of the Change-of-Control, (d) to have accelerated the vesting of his unvested options to purchase our common stock and any other then unvested or restricted equity grants, in each case that would have become vested based solely on the passage of time (which excludes grants, the vesting of which is contingent upon specified performance criteria having been met) during the two year period following the date of termination of employment, (e) to receive a lump sum cash stipend equal to 12 times the monthly premiums pursuant to the continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) (whether or not he actually elects COBRA continuation coverage), and (f) to receive coverage under our directors’ and officers’ insurance policy for 24 months following the termination of employment. If a Change-of-Control occurs and the executive officer’s employment was terminated by us without Cause or he resigns for Good Reason within six months prior to the effective date of the Change-of-Control, and he can show the termination was at the request of the third party effecting the Change-of-Control or arose in connection with or in anticipation of the Change-of-Control, the executive officer would be entitled to the above benefits. The Retention Agreements also provide that if any amounts payable to Messrs. Head, Blough, Heltzel or Staples under the Retention Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code, then the amounts payable will be reduced in order to avoid any such excess parachute payment. The Retention Agreement provides that in the event the executive receives payments thereunder, he shall not be entitled to any other severance, benefits or other payments from us, including under his Employment Agreement or under our stock option plans.

The Retention Agreements provide for a 12-month non-solicitation period following the executive's termination upon a Change-of-Control. In addition, in order to receive the severance benefits provided for by the Retention Agreements, the executive must provide us with a general release of any claims he may have against us, except with respect to any claims the executive may have to be indemnified by us.

“Change-of-Control” is generally defined in the Retention Agreements as follows: (a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of our securities representing fifty (50%) percent or more of (i) the then outstanding shares of our common stock, or (ii) the combined voting power of our then outstanding voting securities; provided, however, that acquisitions from or by us or one of our employee benefit plans, and acquisitions by Dr. Brown or a person controlled by him or upon his death, shall not constitute a Change-of-Control; (b) we are a party to a merger or consolidation which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least fifty (50%) percent of the combined voting power of our voting securities or the surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets; (d) a change in the composition of our Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (meaning directors who either (i) were our directors as of the effective date of the Retention Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of our directors); or (e) our dissolution or liquidation.

“Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board that the executive:

•

willfully failed to follow the lawful written directions of the Board provided to the executive prior to such failure; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

•

engaged in gross misconduct which is materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

•

willfully failed to comply in any material respect with our Confidentiality and/or Proprietary Rights Agreement, insider trading policy, or any of our other reasonable policies, in each case provided, or reasonably made available, to the executive prior to such failure, where non-compliance would be materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for such Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

•

has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he committed a fraud against us or a fraud against any other person or entity that is materially detrimental to us.

“Good Reason” generally means the occurrence of any of the following conditions, without the executive officer’s written consent:

•

assignment to the executive officer of a title, position, responsibilities or duties that is not a substantive functional equivalent to the title, position, responsibilities or duties which the executive officer had immediately prior to the Change-of-Control;

•

a reduction in the executive officer’s base salary or target cash incentive opportunity in effect immediately prior to the Change-of-Control (subject to applicable performance requirements with respect to the actual amount of cash incentive compensation earned that are similar to the applicable performance requirements in effect immediately prior to the Change-of-Control);

•

our failure (i) to continue to provide the executive officer an opportunity to participate in any benefit or compensation plans provided to employees who held positions with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control, or (ii) to provide the executive officer all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who held a position with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control;

•

requirements by us of the executive officer to (i) relocate to any office or location more than 50 miles (one-way) from our office where the executive officer was based immediately prior to the Change-of-Control, or (ii) to engage in travel in the performance of services on our behalf at a frequency or for a duration substantially in excess of such travel required by us prior to the Change-of-Control;

•	a material breach of the Retention Agreement by us, including our failure to obtain the agreement of a successor to perform all of our obligations under the Retention Agreement; or
•	any act, set of facts or omissions with respect to the executive officer that would, under applicable law, constitute a constructive termination of the executive officer.

Notwithstanding the foregoing, nothing described in any of previous items shall constitute Good Reason unless the executive officer provides us written notice, in reasonable detail, of his belief that an action or inaction constituting such Good Reason has occurred and we fail to cure or correct such action or inaction, within thirty (30) days of our receipt of such written notice, such that the asserted Good Reason no longer exists.

Should Messrs. Head, Blough, Heltzel and Staples have been terminated upon a Change-of-Control under the Retention Agreement as of December 31, 2013, in addition to accrued vacation, each would be entitled to severance payments indicated in the following table:

TERMINATION UPON CHANGE-OF-CONTROL UNDER THE RETENTION AGREEMENT
Name	Salary	Non-Equity Incentive Plan Compensation (1)	Health Benefits Coverage (COBRA)	Value Realized on Stock Options (2)	Value Realized on RSUs (2)	Total Severance Upon Change-of-Control
Stephen R. Head	$290,000	$165,438	$19,197	$1,731,525	$168,400	$2,374,560
Gary R. Blough	240,000	176,259	14,334	1,878,725	168,400	2,477,718
Hans W. Heltzel	200,000	115,834	7,181	1,012,963	84,200	1,420,178
Joseph A. Staples	265,000	64,319	22,452	1,584,325	168,400	2,104,496

___________________
(1)	Represents the aggregate dollar value of performance-based cash bonuses that were earned but unpaid through December 31, 2013.
(2)

Represents the intrinsic value as of December 31, 2013 of the executive’s “in-the-money” unvested stock options and RSUs that would vest during the two years after December 31, 2013, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2013 due to a Change-of-Control (as defined in the Retention Agreement). The value of the options is calculated on the basis of the difference between the exercise price and $67.36, the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2013, multiplied by the number of shares of common stock underlying such options. As of December 31, 2013, all outstanding options under the 1999 Option Plan were fully vested.  The value of the RSUs is calculated by multiplying $67.36 by the number of RSUs that would vest.

Stock Option Plans

Unless otherwise specifically provided by our Compensation Committee, the 1999 Option Plan and the 2006 Plan provide for the following treatment of outstanding options and RSUs in the event of a termination of employment:

1999 Option Plan

•

Termination for Cause.  Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•

Termination Due to Retirement or Without Cause or Voluntary Termination. If the executive is terminated by reason of retirement, terminated by us without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•

Termination Due to Death or Disability. In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s termination of continuous service in the case of disability, and in no event after the applicable expiration date of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•

Termination upon Change-of-Control. Upon a change-of-control (defined in the plan as (i) any third person becoming the beneficial owner of shares of our common stock with respect to which 25% or more of the total number of votes for the election of our Board may be cast; (ii) the persons who were our directors ceasing to constitute a majority of our Board as a result of any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing; or (iii) our shareholders approving an agreement providing for a transaction in which we will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all of our assets), unless the Compensation Committee shall have otherwise provided in the option agreement, all outstanding options not fully exercisable shall become exercisable in full and shall remain so exercisable in accordance with their terms; provided, however, that no option which has previously been exercised or otherwise terminated shall become exercisable.

2006 Plan

•

Termination for Cause. Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan. Upon such termination of employment or service, any unvested RSUs held by the executive will be forfeited.

•

Termination Due to Retirement or Without Cause or Voluntary Termination. If the executive retires, is terminated by us without cause, or voluntarily resigns, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options. Upon such termination of employment or service, any unvested RSUs held by the executive will be forfeited.

•

Termination Due to Death or Disability. In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s death or disability, and in no event after the applicable expiration date of the options.

•

In the event of the executive’s death or disability, the restrictions on a “Ratable Portion” of any RSUs with a time-based period of restriction held by the executive will lapse and those RSUs will be free of restrictions and will not be forfeited.  Under the 2006 Plan, “Ratable Portion” is equal to the number of RSUs awarded to the executive, multiplied by the percentage of the restricted period that expired on the date of the executive’s death or disability, and the product is then reduced by the number of RSUs that had already vested as of the date of the executive’s death or disability.  If such an event had occurred on December 31, 2013, our named executive officers would have had the following number of RSUs vest, with the corresponding value of such RSUs based on the closing price of our common stock of $67.36 per share on December 31, 2013:  Dr. Brown, 2,420 RSUs with a value of $163,011; Mr. Head, 1,210 RSUs with a value of $81,506; Mr. Blough, 1,210 RSUs with a value of $81,506; Mr. Heltzel, 605 RSUs with a value of $40,753; and Mr. Staples, 1,210 RSUs with a value of $81,506.

•

Termination Upon Change-of-Control. Except as otherwise provided in an executive’s award agreement, if an executive’s employment or service is involuntarily terminated, for any reason, at any time within 12 months after a change-of-control (which is defined substantially similar to the definition of Change-of-Control under the Retention Agreements but does not include a carve out for acquisitions by Dr. Brown, a person under his control or upon his death), unless otherwise specifically prohibited by law:

•	any and all outstanding options and RSUs with time-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed; and
•

any and all outstanding options and RSUs with performance-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested award may be computed under the following formula: total award number of shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination.

As stated above, there may be circumstances that constitute a “change-of-control” under the 1999 Option Plan and the 2006 Plan, but not under the Retention Agreements. As of December 31, 2013, all outstanding options under the 1999 Option Plan were fully vested. If any of our named executive officers had been terminated upon a change-of-control that does not constitute a Change-of-Control under the Retention Agreements on December 31, 2013, the value realized with respect to the options and RSUs granted under the 2006 Plan would be as follows:

TERMINATION UPON CHANGE-OF-CONTROL
Name	Value Realized on Options and RSUs Under the 2006 Plan (1)
Donald E. Brown, M.D.	$3,196,460
Stephen R. Head	1,730,553
Gary R. Blough	1,855,859
Hans W. Heltzel	990,588
Joseph A. Staples	1,605,247

___________________
(1)

Amounts represent the intrinsic value as of December 31, 2013 of the executive’s “in the money” unvested stock options and RSUs, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2013 due to a change-of-control (as defined in the 2006 Plan). The value of the options is calculated on the basis of the difference between the exercise price and $67.36, the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2013, multiplied by the number of shares of common stock underlying such options.  The value of the RSUs is calculated by multiplying $67.36 by the number of RSUs that would vest.

CONSENT TO THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 3 ON PROXY CARD)

KPMG LLP ("KPMG") has served as our independent registered public accounting firm since 2003. KPMG has issued an unqualified opinion for each of the years that it has been engaged to audit our consolidated financial statements, including 2013, and there were no disagreements on any matters regarding accounting principles or practices applied by management, financial statement disclosure or auditing scope or procedures. Representatives from KPMG will be present at our annual meeting, and will have the opportunity to make any statements they desire and are expected to be available to respond to appropriate questions. At this meeting, we are asking our shareholders to consent to the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for 2014. In the event this proposal is not approved, the Audit Committee will take into consideration the views of the shareholders and may, but will not be required to, appoint a different independent registered public accounting firm. Notwithstanding consent by the shareholders, the Audit Committee reserves the right to appoint a different independent registered public accounting firm for 2014.

The Board recommends a vote “FOR” the consent by our shareholders to the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of KPMG

The Sarbanes-Oxley Act of 2002 and the independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from the issuers’ respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management are required to periodically report to our Audit Committee regarding the extent of services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Each year, our Audit Committee discusses and approves the hiring of the independent registered public accounting firm. Once a resolution is approved, our Audit Committee Chairman executes an engagement letter for the annual audit and quarterly reviews. Our Chief Financial Officer may execute an engagement letter for additional services, such as tax consulting, with the approval of our Audit Committee. Additionally, from time to time, we may desire additional permitted professional services. Pre-approval for these services is obtained from the Audit Committee Chairman prior to such services commencing.

Fees Paid to KPMG

The following table presents fees for professional audit services rendered by KPMG for the audits of our consolidated financial statements for the years ended December 31, 2013 and 2012, and fees for other services rendered by KPMG during those periods. All of the services described in the following fee table were approved in conformity with our Audit Committee’s pre-approval process (in thousands):

	Years Ended December 31,
	2013	2012
Audit Fees	$490	$503

Audit Fees

Audit fees consisted of the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K for each of our last two years, as well as for the review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during each year. In addition, audit fees included professional services rendered in connection with KPMG’s audit of our internal control over financial reporting as of December 31, 2013 and 2012 and professional services rendered in connection with the Form S-8 registration statement filed on August 8, 2013.

Pursuant to Section 404 of the Sarbanes-Oxley Act and due to our public float exceeding $700 million as of June 28, 2013, we were classified by the SEC as a large accelerated filer as of December 31, 2013. As a result, we were required to remain in compliance with the provisions of Section 404 of the Sarbanes-Oxley Act that required: (i) management to assess the effectiveness of our internal control over financial reporting and (ii) the independent registered public accounting firm to perform its own separate audit of our internal control over financial reporting. See “Audit Committee Report” below for further details.

AUDIT COMMITTEE REPORT

We, the Audit Committee, oversee Interactive Intelligence’s financial reporting process on behalf of the Board of Directors. Interactive Intelligence’s management is responsible for the preparation and integrity of the consolidated financial statements and notes thereto and the financial reporting process, including a system of internal control over financial reporting, and has represented to us that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of Interactive Intelligence’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Interactive Intelligence’s internal control over financial reporting.

In fulfilling our responsibilities, we have reviewed and discussed Interactive Intelligence’s audited consolidated financial statements with its management and the independent registered public accounting firm. We met with the independent registered public accounting firm to discuss the results of its examinations and its evaluations of Interactive Intelligence’s internal control over financial reporting. We reviewed and discussed Interactive Intelligence’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the PCAOB’s Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements, which was released during May 2007 and superseded PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

We also discussed with the independent registered public accounting firm the matters required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees,  as amended (Codification of Statement on Auditing Standards, AU 380), as adopted by the PCAOB in Rule 3200T, which include but are not limited to: (i) the scope and results of the audit, (ii) the responsibility of the independent registered public accounting firm, (iii) Interactive Intelligence’s significant accounting policies, (iv) management’s judgments and estimates and (v) significant audit adjustments.

We have also received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with us concerning independence, and have discussed with KPMG its independence from Interactive Intelligence and its management. In addition, we considered whether KPMG’s independence would be jeopardized by providing non-audit services to Interactive Intelligence.

Based on the reviews and discussions referred to above, we, the Audit Committee, recommended to the Board of Directors that the audited consolidated financial statements be included in Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

Submitted by the Audit Committee

Edward L. Hamburg, Chairman

Michael C. Heim

Richard A. Reck

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his immediate family, has an interest. Under our Audit Committee’s charter, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Ethics Code, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, related person transactions are strictly prohibited unless approved or ratified by the Audit Committee, and other conflicts of interest involving our executive officers or directors are prohibited unless approved by the Audit Committee.

Donald E. Brown, one of our executive officers, has relatives who are employed by us and who earned more than $120,000 in total compensation (which includes salary, performance-based bonuses and the grant date fair value of any equity awards received in 2013) in 2013. Dr. Brown’s sister, a director of business development, received $284,729 in total compensation in 2013.

In November 2007, our Compensation Committee adopted a travel policy for our Chief Executive Officer wherein Dr. Brown is permitted to utilize his private airplane for business travel. As set forth in the Compensation Committee minutes approving the travel policy, Dr. Brown will be reimbursed for expenses incurred in the operation of his private plane only when used for company business. The cost reimbursement shall occur upon us receiving supporting documentation, at a practicable date after completion of each trip, of the expenses incurred by Dr. Brown and documentation evidencing that the trip was business related. During 2013, we reimbursed Dr. Brown for approximately $25,000 in expenses pursuant to this reimbursement policy. The hourly reimbursement rate in effect for 2013 was approved by our Compensation Committee and ratified and approved by our Audit Committee based on the standards set forth in the Audit Committee’s charter and described above. The hourly reimbursement rate was negotiated by us on an arms-length basis, and was made on terms no less favorable to us than could be obtained from an unaffiliated third party.

In addition, Dr. Brown owns a controlling interest in OrgSpan, Inc., a Delaware corporation (“OrgSpan”), which provides cloud-based organizational directory services to its customers. Dr. Brown does not serve on the Board of Directors or as an officer of OrgSpan.  We have, and in the future may, enter into transactions with OrgSpan or its stockholders. If we do, any such transactions will be reviewed and approved by the Audit Committee based on the standards set forth in the Audit Committee’s charter and described above.

In April 2013, we entered into a Sublease Agreement with OrgSpan, pursuant to which OrgSpan subleases approximately 43% of the square footage of our leased office space in Durham, North Carolina. The term of the sublease commenced on April 15, 2013 and expires in one year from the date of the sublease, but OrgSpan has the option to extend the term for successive one-year periods during the 89-month term of our office lease. OrgSpan intends to exercise the option to extend the term of the sublease for an additional year. OrgSpan paid us rent of approximately $66,500 during the first year of the sublease and will pay us rent of approximately $205,000 in year two of the sublease, with the annual rent for any subsequent years increasing by approximately 3% each year. OrgSpan will also pay us its proportionate share of the operating expenses and an initial fee of approximately $2,100 per month for the usage of the furniture, fixtures and equipment in the subleased space.

We utilized certain OrgSpan products on a free trial basis for a one year term that ended April 10, 2014. Upon expiration of the free trial period, the agreement automatically renewed on a month to month basis, with fees to be mutually agreed. Currently, we are continuing to use the OrgSpan products at no charge. In April 2013, we entered into a mutual referral fee arrangement with OrgSpan, pursuant to which referral commission fees will be paid between the two companies. In July 2013, we entered into a Cooperative Development Agreement with OrgSpan pursuant to which the companies are jointly developing a shared code base that will be used by us to better enable integration of our products with OrgSpan’ s Bridge product.  The Bridge product facilitates communications and connections with third party systems.  The shared code base and certain other OrgSpan products will be used in or be components of the next generation cloud communication platform we are currently developing.  The shared code base will be owned by OrgSpan and, subject to certain restrictions, OrgSpan may distribute the shared code base.  We will have a perpetual, royalty-free, non-exclusive license to use, modify and distribute the shared code base, subject to certain restrictions.  The Cooperative Development Agreement has a two year term, but may be terminated by either party at any time on 30 days’ notice or by OrgSpan for cause.  If terminated for cause or insolvency, the right of the breaching or insolvent party to distribute or license the shared code base terminates immediately.  A related Reseller Agreement provides us with a non-exclusive right to market and grant sublicenses to certain OrgSpan products, including the shared code base, in connection with our current products.  We will pay product-specific fees to OrgSpan in connection with resales.  We are negotiating a separate distribution agreement with OrgSpan in connection with the next generation cloud communication platform we are currently developing.

These agreements and arrangements with OrgSpan have been approved by our Audit Committee based on the standards set forth in the Audit Committee’s charter and described above. The Sublease Agreement, mutual referral fee arrangement, Cooperative Development Agreement and Reseller Agreement were negotiated by us on an arms-length basis and were made on terms that the Audit Committee believes were no less favorable to us than could be obtained from an unaffiliated third party.  In view of the unanticipated increased importance that the shared code base and certain other OrgSpan products are now playing in the development of our next generation cloud communication platform, the Audit Committee is reassessing the existing arrangements between OrgSpan and us.  As part of that reassessment, the Audit Committee is considering options, including purchasing OrgSpan or OrgSpan assets or amending the existing arrangements with OrgSpan, and has retained independent counsel to advise it.  Any such transaction or change will be negotiated by the Audit Committee on an arms-length basis.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, our executive officers, directors and holders of more than ten percent of the outstanding shares of our common stock (“Insiders”) are required to file reports (on prescribed forms) of their beneficial ownership of our common stock, shares of our common stock underlying stock options and RSUs with the SEC and furnish copies of such forms to us. Based solely on a review of the copies of such forms furnished to us, or written representations that no other reports were required to be filed, we believe that for the year ended December 31, 2013 and through the date of this proxy statement, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis, with the exception of (1) one late Form 4 filing for each of Thomas J. Fisher,  Stephen R. Head,  Paul F. Weber and  Richard A. Reck and (2)  the Form 4s originally filed on January 15, 2014 and amended on January 17, 2014, reporting, among other things, the vesting of RSUs for each of our executive officers.

OTHER BUSINESS AT OUR ANNUAL MEETING

Our Board is not aware of any business which properly may be presented for action at our meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the shareholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS FOR OUR 2015 ANNUAL MEETING OF SHAREHOLDERS

All shareholder proposals intended for inclusion in our 2015 proxy materials for presentation at our 2015 Annual Meeting of Shareholders must be received by us (to the attention of our Corporate Secretary) at our world headquarters no later than December 12, 2014. In addition, our By-Laws, as currently in effect, established procedures for shareholder nominations for election of directors and bringing business before our annual meeting of shareholders. Among other requirements, to bring business before our 2015 Annual Meeting of Shareholders or to nominate a person for election as a director, a shareholder must give written notice to our Corporate Secretary no less than 90 days or more than 120 days prior to May 21, 2015. However, in the event our 2015 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from May 21, 2015, the written notice must be delivered no earlier than 120 days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. The notice must contain certain information concerning the proposed business or the nominee and the shareholder making the proposal. Any shareholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions, as currently in effect, from our Corporate Secretary.

By order of the Board of Directors,

Interactive Intelligence Group, Inc.

Stephen R. Head

Corporate Secretary

Indianapolis, Indiana

April 11, 2014

INTERACTIVE INTELLIGENCE

INTERACTIVE INTELLIGENCE GROUP, INC.
ATTN: INVESTOR RELATIONS
7601 INTERACTIVE WAY
INDIANAPOLIS, IN 46278

Investor Address Line 1
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John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

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NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Donald E. Brown 02 Richard A. Reck

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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0000206890_1 R1.0.0.51160

Dear Investor,

For comments: please contact our investor relations department at (317) 872-3000 and press option "4".

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

INTERACTIVE INTELLIGENCE GROUP, INC.
2014 Annual Meeting of Shareholders
May 21, 2014 1:30 PM
This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint Donald E. Brown, M.D. and Stephen R. Head, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the Company to be held at the Company's World Headquarters, 7601 Interactive Way, Indianapolis, Indiana on Wednesday, May 21, 2014 at 1:30 p.m. Eastern Time, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

0000206890_2 R1.0.0.51160